As Filed With The Securities And Exchange Commission On June 26, 2006

Registration No. _____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933, AS AMENDED
_______________________________

EMERGE CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	3663	22-3387630
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Timothy J. Connolly, Chief Executive Officer
Emerge Capital Corp.	Emerge Capital Corp.
109 North Post Oak Lane, Suite 422	109 North Post Oak Lane, Suite 422
Houston, Texas 77024	Houston, Texas 77024
Telephone: (713) 621-2737	Telephone: (713) 621-2737
Facsimile: (713) 586-6678	Facsimile: (713) 586-6678
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone of agent for service)

Copies to:

Clayton E. Parker, Esq.	Matthew L. Ogurick, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Boulevard, Suite 2000	201 South Biscayne Boulevard, Suite 2000
Miami, FL 33131	Miami, FL 33131
Telephone No.: (305) 539-3300	Telephone No.: (305) 539-3300
Telecopier No.: (305) 358-7095	Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common stock, par value $0.001 per share per share	5,610,000	$0.10	$561,000	$60.03
TOTAL	5,610,000	$0.10	$561,000	$60.03

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). For the purposes of this table, we have used the last reported sale price at June 20, 2006.

(2)
2,812,500 shares included herein are being distributed to the Class A common stockholders of iVoice, Inc. (“iVoice”). No consideration will be received by iVoice in consideration of such distribution. 937,500 shares included herein are being offered for sale by iVoice and 1,860,000 shares included herein are being offered for sale by Cornell Capital Partners, LP. Accordingly, the value of the shares being registered is estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(b) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 26, 2006

Subject to Completion, Dated June 26, 2006

PROSPECTUS

EMERGE CAPITAL CORP.

5,610,000 Shares of Common Stock

This prospectus (this “Prospectus”) relates to the registration of (a) 1,860,000 shares of common stock of Emerge Capital Corp. (formerly known as NuWave Technologies, Inc. and herein referred to as “Emerge Capital” or the “Company”) that may be offered for sale from time to time by Cornell Capital Partners, LP (“Cornell Capital”), (b) 937,500 shares of common stock of Emerge Capital that may be offered for sale from time to time by iVoice, Inc. (“iVoice”) and (c) 2,812,500 shares of common stock of Emerge Capital that will be distributed by dividend by iVoice to all of the Class A common stockholders of iVoice. Emerge Capital is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Emerge Capital.

Brokers and dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Class A common stockholders will be required to pay income tax on the value of the shares of Emerge Capital common stock received by you in connection with the iVoice distribution.

Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol “EMGC.OB”. On June 20, 2006, the last reported sale price of our common stock was $0.10 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 7.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. No shareholder may sell these securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ____________ ___, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY OF THE DISTRIBUTION	5
RISK FACTORS	7
RISKS RELATED TO OUR BUSINESS	7
RISKS RELATING TO THIS DISTRIBUTION	8
DESCRIPTION OF BUSINESS	10
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	11
USE OF PROCEEDS	19
DETERMINATION OF OFFERING PRICE	20
DILUTION	21
SELLING AND DISTRIBUTING SECURITY HOLDERS	22
PLAN OF DISTRIBUTION	24
LEGAL PROCEEDINGS	27
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
DESCRIPTION OF SECURITIES	31
INTEREST OF NAMED EXPERTS AND COUNSEL	35
DISCLOSUERE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES	36
DESCRIPTION OF PROPERTY	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	39
EXECUTIVE COMPENSATION	41
HOW TO GET MORE INFORMATION	42
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	43
INDEX TO FINANCIAL STATEMENTS	F-i
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
SIGNATURES	II-8
EXHIBIT 5.1	5.1-1
EXHIBIT 23.1	23.1-1

i

PROSPECTUS SUMMARY

Overview

Since our formation in 1995, our Company (formerly known as NuWave Technologies, Inc. and now Emerge Capital Corp.) had been a technology company, focused upon (a) the development and marketing of technology and technology products related to enhancing image and video output and (b) real estate development. On August 31, 2005, NuWave Technologies, Inc. (“NuWave”) entered into a merger agreement with Corporate Strategies, Inc. (“Corporate Strategies”) and the shareholders of Corporate Strategies. The transaction is being reflected as a reverse acquisition since control of the Company has passed to the shareholders of Corporate Strategies. Subsequent to the merger, NuWave changed its name to Emerge Capital Corp. and Corporate Strategies has become the wholly-owned chief operating subsidiary of the Company.

During August 2005, the shares of the equipment leasing subsidiary of Corporate Strategies were distributed to its shareholders. The mortgage brokerage subsidiary was sold in December 2005. Subsequent to year end, the Company sold its real estate development subsidiary. The Company disposed of these subsidiaries in order to focus primarily on the business activities of Corporate Strategies going forward.

The Company is now an established provider of restructuring strategies, turnaround execution and business development services for emerging and re-emerging public companies. The Company markets its services to individual public companies, hedge funds, institutional investors and banks that have significant exposure in troubled micro-cap public companies. These companies are typically either in operational or financial difficulty and may be in default of lending or equity agreements, and as a result, they may be facing bankruptcy or liquidation if their operations are not turned around.

The Company is generally compensated with a combination of cash payments on a monthly or quarterly basis, and outright grants of equity in the form of common stock and/or warrants for purchasing common stock. We believe this compensation plan aligns our interests with the client company’s shareholders because our ultimate compensation is maximized by successfully increasing shareholder value. This performance based compensation arrangement clearly demonstrates that our interests are consistent with both our clients and their shareholders.

The Company minimizes risk from our restructuring / turnaround clients by implementing the following policies:

•
The Company will not assume the financial obligations of the client company in any circumstance. In most cases, the financial institution with the greatest risk has referred the Company to the transaction.

•	The Company requires the client or their investor to provide the client company with working capital necessary to execute the turnaround plan.

•	The Company requires the client to fully indemnify the Company against any actions, with the exception of gross negligence or malfeasance.

•	If the client has officer and director insurance, we require the client to add the Company or any of the Company’s contractors as insured parties under the policy.

•	Should the Company consider altering any of the policies above, it will require a vote of the Board of Directors to waive them and agree to the maximum amount of risk that the Company will assume.

Competition for the services we provide comes mainly from turnaround management and restructuring firms, financial advisory firms, business consulting firms and crisis management groups, many of which have substantially more capital resources than the Company.

Due to the large amount of capital provided by institutional funds into the sector over the last three (3) years, the Company is optimistic that business conditions should result in significant growth opportunities for companies positioned in the restructuring and turnaround management sector.

To date, a significant portion of our business has come from an institutional fund (Cornell Capital) that invests primarily in micro-cap companies. The Company currently has five (5) full time employees and employs the services of two (2) others on a contract basis.

Information Related To The iVoice Distribution

Why Emerge Capital Sent This Document To You

Emerge Capital sent you this document because you were an owner of iVoice Class A common stock on the effective date of this registration statement (the “Record Date”). This entitles you to receive a pro rata distribution by iVoice of an aggregate of 2,812,500 shares of common stock of Emerge Capital based on the percentage of Class A common stock of iVoice owned on the Record Date as a dividend. No action is required on your part to participate in the distribution and you do not have to pay cash or other consideration to receive your Emerge Capital shares.

This document describes Emerge Capital’s businesses, the relationship between iVoice and Emerge Capital, and how this distribution affects iVoice and its Class A common stock shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Emerge Capital shares that you will receive in the distribution. You should be aware of certain risks relating to the distribution and Emerge Capital’s businesses, which are described in this document beginning on page 7 under the Section entitled “Risk Factors”.

Questions And Answers About The Distribution

The following section answers various questions that you may have with respect to the pro rata distribution to iVoice Class A common stockholders of an aggregate of 2,812,500 shares of Emerge Capital common stock, or seventy-five percent (75%) of the outstanding shares of Emerge Capital common stock previously held by iVoice prior to this distribution. We refer to this distribution in this information statement as the “Distribution”.

Q:	When Will The Distribution Occur?

A:
iVoice currently anticipates completing the Distribution on or about the effective date of the registration statement (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) to which this Prospectus is a part.

Q:	What Will I Receive As A Result Of The Distribution?

A:
You will receive your pro rata share of an aggregate of 2,812,500 shares of common stock of Emerge Capital, based on the percentage of shares of iVoice Class A common stock you owned on the Record Date. For example, if you owned ten percent (10%) of the total number of Class A common stock of iVoice on the Record Date, you will receive 281,250 shares of Emerge Capital common stock. If you are entitled to a fractional number of shares of Emerge Capital common stock, then the number of shares of Emerge Capital’s common stock you will receive will be rounded up to the next higher number of shares. No fractional shares will be issued and no iVoice Class A common stock shareholder will receive less than one hundred (100) shares of our common stock.

On the date of Distribution, the Distribution Agent identified herein below will begin distributing certificates representing our common stock to iVoice Class A common stockholders. You will not be required to make any payment or take any other action to receive your shares of our common stock. If you are not a record holder of Emerge Capital stock because your shares are held on your behalf by your stockbroker or other nominee, your Emerge Capital shares should be credited to your account with your stockbroker or nominee after the effective date of the Registration Statement.

Q:	What Do I Have To Do To Receive My Emerge Capital Shares?

A:
Nothing. Your Emerge Capital shares will be either reflected in an account statement that Emerge Capital’s transfer agent will send to you shortly after the effective date of the Registration Statement or credited to your account with your broker or nominee after the effective date of the Registration Statement.

Q:	When Will I Receive My Emerge Capital Shares?

A:
If you hold your iVoice shares in your own name, your account statement will be mailed to you after the effective date of the Registration Statement. You should allow several days for the mail to reach you.

If you hold your iVoice shares through your stockbroker, bank or other nominee, you are probably not a Class A common stock shareholder of record and your receipt of Emerge Capital shares depends on your arrangements with the nominee that holds your iVoice shares for you. iVoice anticipates that stockbrokers and banks generally will credit their customers’ accounts with Emerge Capital shares after the effective date of the Registration Statement, but you should check with your stockbroker, bank or other nominee. See “Plan of Distribution” beginning on page 24.

Q:	Where Will My Emerge Capital Shares Be Traded?

A:
The Emerge Capital shares will be listed on the Over-The-Counter Bulletin Board under the symbol “EMGC.OB”. Trading of the Emerge Capital shares may commence immediately upon Distribution. See “Plan of Distribution” beginning on page 24.

Q:	What If I Want To Buy Or Sell iVoice Shares Or Emerge Capital Shares?

A:
You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. Neither iVoice nor Emerge Capital makes recommendations on the purchase, retention or sale of shares of iVoice common or Emerge Capital common stock.

The shares distributed to you on the date of the Distribution may be traded immediately. If you do decide to buy or sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to buy or sell iVoice common stock or Emerge Capital common stock, or both. The information in this Prospectus may be helpful in discussions with your stockbroker, bank or other nominee, however you should check with your stockbroker, bank or other nominee for details. See also “Plan of Distribution” beginning on page 24.

Q:	How Will The Distribution Affect The Amount Of Dividends On My iVoice Shares?

A:
iVoice has not paid cash dividends in the past, and iVoice and Emerge Capital anticipate that following the Distribution, neither iVoice nor Emerge Capital will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by iVoice and Emerge Capital will be at the sole discretion of their respective Boards of Directors.

Q:	Will I Have To Pay Taxes On The Emerge Capital Shares That I Receive?

A:
Yes. You will be required to pay income tax on the value of your shares of Emerge Capital common stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you will have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution. See “Risk Factors--Risks Relating to this Distribution” beginning on page 8 and “Plan of Distribution--Federal Income Tax Consequences of the Distribution” beginning on page 26.

Q:	Where Can I Get More Information?

A:	If you have any questions relating to the mechanics of the Distribution and the delivery of account statements, you can contact the following Distribution Agent at:

Fidelity Transfer Company
1800 S. West Temple, Suite 301
Salt Lake City, Utah 84115
Telephone: (801) 484-7222
Attention: Kevin Kopavnik

For other questions related to the Distribution, iVoice or Emerge Capital, please contact Investor Relations at iVoice, at (732) 441-7700 and say “investor relations”. After the Distribution, Emerge Capital shareholders with inquiries relating to the Distribution or their Emerge Capital Shares should contact:

Emerge Capital Corp.
109 North Post Oak Lane, Suite 422
Houston, Texas 77024
Telephone: (713) 621-2737
Facsimile: (713) 621-2737
Attention: Frank Angelo

After the Distribution, iVoice Class A common stockholders with inquiries relating to the Distribution or their investment in Emerge Capital should contact:

iVoice, Inc.
750 Highway 34
Matawan, NJ 07747
Telephone: (732) 441-7700
Attention: Investor Relations

About Us

Our principal office is located at 109 North Post Oak Lane, Suite 422, Houston, Texas 77024. Our telephone number is (713) 621-2737. The address of our website is www.corporate-stratagies.net. Information on our website is not part of this Prospectus.

SUMMARY OF THE DISTRIBUTION

Distributing Company

iVoice, Inc., a Delaware corporation. As used in this Prospectus, the term “iVoice” includes iVoice, Inc. and its wholly-owned and majority-owned subsidiaries, other than the company, as of the relevant date, unless the context otherwise requires.

Distributed Company

Emerge Capital Corp., a Delaware corporation. As used in this Prospectus, the terms “Emerge Capital”, “we”, “our”, “us” and similar terms means “Emerge Capital Corp.”, as of the relevant date, unless the context otherwise requires.

Emerge Capital Shares To Be Distributed

iVoice will distribute to iVoice Class A common stockholders an aggregate of 2,812,500 shares of Emerge Capital common stock, par value $0.001 per share, of Emerge Capital, or seventy-five percent (75%) of the total number of Emerge Capital shares of common stock previously held by iVoice prior to the Distribution. Immediately after the Distribution, the aggregate number of Emerge Capital shares distributed will constitute 10.99% of the total number of Emerge Capital shares outstanding and iVoice and its subsidiaries will own, with the exception of the 937,500 shares being registered and offered for sale by iVoice in this Prospectus, zero (0) shares of Emerge Capital common stock.

Record Date

If you owned iVoice shares at the close of business on the effective date of this registration statement (the “Record Date”), then you will receive shares of Emerge Capital in the Distribution.

Distribution Date

We currently anticipate that the Distribution will occur near the effective date of the Registration Statement.

Distribution

On the date of Distribution, the Distribution Agent identified herein below will begin distributing certificates representing our common stock to iVoice Class A common stockholders. You will not be required to make any payment or take any other action to receive your shares of our common stock. The distributed shares of our common stock will be freely transferable unless you are one of our affiliates. Persons who may be deemed to be affiliates of Emerge Capital after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Emerge Capital and may include certain Directors, officers and significant shareholders of Emerge Capital. Persons who are affiliates of Emerge Capital will be permitted to sell their shares of common stock of Emerge Capital only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

Pro Rata Distribution

You will be entitled to a pro rata distribution share of an aggregate of 2,812,500 shares of common stock of Emerge Capital based on the percentage of shares of iVoice Class A common stock that you owned on the Record Date. For example, if you owned ten percent (10%) of the total number of Class A common stock of iVoice on the Record Date, you will receive 281,250 shares of Emerge Capital common stock. If you are entitled to a fractional number of shares of Emerge Capital common stock, then the number of shares of Emerge Capital’s common stock you will receive will be rounded up to the next higher number of shares and in no event shall any iVoice Class A common stock shareholder receive less than one hundred (100) shares of our common stock.

Distribution Agent

Fidelity Transfer Company. Their address is 1800 S. West Temple, Suite 301, Salt Lake City, Utah 84115. Their telephone number is (801) 484-7222.

Transfer Agent And Registrar For The Emerge Capital Shares

American Stock Transfer & Trust Co. Their address is 59 Maiden Lane, Plaza Level, New York, New York 10038. Their telephone number is (718) 921-8293.

Fractional And Minimum Number of Shares Of Our Common Stock

iVoice will not distribute any fractional shares of Emerge Capital common stock to its Class A common stock stockholders. In lieu of distributing a fraction of a share of our common stock to any iVoice Class A common stock shareholder, fractional shares will be rounded up to the next higher whole number of shares and in no event shall any iVoice Class A common stock shareholder receive less than one hundred (100) shares of our common stock.

Trading Market

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol “EMGC.OB”.

Dividend Policy

We currently do not intend to pay cash dividends on our common stock.

Risk Factors

The Distribution and ownership of our common stock involve various risks. You should read carefully the factors discussed under the Section entitled “Risk Factors” beginning on page 7.

Federal Income Tax Consequences

iVoice and Emerge Capital do not intend for the Distribution to be tax-free for United States Federal income tax purposes. You will be required to pay income tax on the value of your shares of Emerge Capital common stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Shareholder Inquiries

Any persons having inquiries relating to the Distribution should contact the Shareholder Services department of the Distribution Agent at (801) 484-7222, or Emerge Capital in writing at Emerge Capital Corp., 109 North Post Oak Lane, Suite 422, Houston, Texas 77024, Attention: Frank Angelo, or by telephone at (713) 621-2737.

RISK FACTORS

EMERGE CAPITAL IS SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

We Have Historically Incurred Losses And Losses May Continue In The Future

We have historically incurred losses. Emerge Capital has experienced losses from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. In the years ended December 31, 2005 and 2004, we had net losses applicable to common stock shareholders of $4,281,000 and $554,000, respectively. For the three months ended March 31, 2006, the Company reported net income, including a gain on sale of subsidiary, of $3,349,558. The gain on sale of subsidiary was $3,042,406. Accordingly, we may experience significant liquidity and cash flow problems because historically our operations have not been profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

We May Need To Raise Additional Capital To Finance Operations

We have relied on significant external financing to fund our operations and expect to rely on external financing for the foreseeable future. Such financing has historically come from a combination of borrowings from and sale of common stock to third parties. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. We have sufficient funds to continue operations for the next twelve (12) months but will require additional capital to make direct investments in our client companies. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated future growth. Among other things, external financing may be required to cover our operating costs.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Our Common Stock Has Been Relatively Thinly Traded And We Cannot Predict The Extent To Which A Trading Market Will Develop

Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The Selling Shareholders Intend To Sell Its Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

Cornell Capital and iVoice intend to sell in the public market certain shares of common stock being registered in this offering. That means that up to 2,797,500 shares of common stock, the number of shares issued to Cornell Capital and iVoice which are being registered in this offering, may be sold. Such sales may cause our stock price to decline.

Our Common Stock Is Deemed To Be “Penny Stock”, Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three (3) years) or $5.0 million (if in continuous operation for less than three (3) years), or with average revenues of less than $6.0 million for the last three (3) years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

RISKS RELATING TO THIS DISTRIBUTION

The Distribution Of Emerge Capital Shares Will Result In Substantial Tax Liability

You will be required to pay income tax on the value of your shares of Emerge Capital common stock received as a dividend. The dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares and may be required to pay taxes on no less than one hundred (100) shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Substantial Sales Of Our Common Stock May Have An Adverse Impact On The Trading Price Of Our Common Stock

After the Distribution, some Emerge Capital shareholders may decide that they do not want shares and may sell their Emerge Capital common stock following the Distribution. If Emerge Capital shareholders sell large numbers of shares of Emerge Capital common stock over a short period of time, or if investors anticipate large sales of Emerge Capital common stock over a short period of time, this could adversely effect the trading price of the Emerge Capital common stock.

Substantial Sales Of Emerge Capital Shares May Have An Adverse Impact On The Trading Price Of The Emerge Capital Shares

iVoice will distribute to iVoice Class A common stockholders a total of 2,812,500 shares Emerge Capital common stock, or seventy-five percent (75%) of the total number of shares held by iVoice of Emerge Capital common stock immediately prior to Distribution. In addition, Cornell Capital may offer for sale from time to time 1,860,000 shares and iVoice may offer for sale from time to time 937,500 shares of our common stock. Under the United States Federal securities laws, substantially all of these shares may be resold immediately in the public market, except for shares of our common stock held by affiliates of Emerge Capital. Some of the iVoice Class A common stockholders who receive shares of Emerge Capital common stock may decide that they do not want our shares and may sell their Emerge Capital shares following the Distribution. Emerge Capital cannot predict whether shareholders will resell large numbers of Emerge Capital shares in the public market following the Distribution or how quickly they may resell these shares of Emerge Capital. If Emerge Capital shareholders sell large numbers of Emerge Capital shares over a short period of time, or if investors anticipate large sales of Emerge Capital shares over a short period of time, this could adversely affect the trading price of our shares.

DESCRIPTION OF BUSINESS

Since our formation in 1995, our Company (formerly known as NuWave Technologies, Inc. and now Emerge Capital Corp.) had been a technology company, focused upon (a) the development and marketing of technology and technology products related to enhancing image and video output and (b) real estate development. On August 31, 2005, NuWave Technologies, Inc. (“NuWave”) entered into a merger agreement with Corporate Strategies, Inc. (“Corporate Strategies”) and the shareholders of Corporate Strategies. The transaction is being reflected as a reverse acquisition since control of the Company has passed to the shareholders of Corporate Strategies. Subsequent to the merger, NuWave changed its name to Emerge Capital Corp. and Corporate Strategies has become the wholly-owned chief operating subsidiary of the Company.

During August 2005, the shares of the equipment leasing subsidiary of Corporate Strategies were distributed to its shareholders. The mortgage brokerage subsidiary was sold in December 2005. Subsequent to year end, the Company sold its real estate development subsidiary. The Company disposed of these subsidiaries in order to focus primarily on the business activities of Corporate Strategies going forward.

The Company is now an established provider of restructuring strategies, turnaround execution and business development services for emerging and re-emerging public companies. The Company markets its services to individual public companies, hedge funds, institutional investors and banks that have significant exposure in troubled micro-cap public companies. These companies are typically either in operational or financial difficulty and may be in default of lending or equity agreements, and as a result, they may be facing bankruptcy or liquidation if their operations are not turned around.

The Company is generally compensated with a combination of cash payments on a monthly or quarterly basis, and outright grants of equity in the form of common stock and/or warrants for purchasing common stock. We believe this compensation plan aligns our interests with the client company’s shareholders because our ultimate compensation is maximized by successfully increasing shareholder value. This performance based compensation arrangement clearly demonstrates that our interests are consistent with both our clients and their shareholders.

The Company minimizes risk from our restructuring / turnaround clients by implementing the following policies:

•
The Company will not assume the financial obligations of the client company in any circumstance. In most cases, the financial institution with the greatest risk has referred the Company to the transaction.

•	The Company requires the client or their investor to provide the client company with working capital necessary to execute the turnaround plan.

•	The Company requires the client to fully indemnify the Company against any actions, with the exception of gross negligence or malfeasance.

•	If the client has officer and director insurance, we require the client to add the Company or any of the Company’s contractors as insured parties under the policy.

•	Should the Company consider altering any of the policies above, it will require a vote of the Board of Directors to waive them and agree to the maximum amount of risk that the Company will assume.

Competition for the services we provide comes mainly from turnaround management and restructuring firms, financial advisory firms, business consulting firms and crisis management groups, many of which have substantially more capital resources than the Company.

Due to the large amount of capital provided by institutional funds into the sector over the last three (3) years, the Company is optimistic that business conditions should result in significant growth opportunities for companies positioned in the restructuring and turnaround management sector.

To date, a significant portion of our business has come from an institutional fund (Cornell Capital) that invests primarily in micro-cap companies. The Company currently has five (5) full time employees and employs the services of two (2) others on a contract basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction - Forward Looking Statements

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), the Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements made herein. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions of future events or performance are not statements of historical facts and may be forward-looking. These forward-looking statements are based largely on the Company’s expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, growth strategies, available financing and other factors discussed elsewhere in this report and in documents filed by the Company with the U.S. Securities and Exchange Commission (“SEC”). Many of these factors are beyond the Company’s control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The August Merger

On August 31, 2005, the Company entered into a merger agreement (the “Agreement”) with Strategies Acquisition Corp., a wholly-owned and primary operating subsidiary of the Company (then “SPV” and now “Corporate Strategies”) Corporate Strategies, Inc. (“Corporate Strategies”) and the shareholders of Corporate Strategies listed therein (“Shareholders”), whereby SPV merged with and into Corporate Strategies, with Corporate Strategies remaining as the surviving corporation and continuing its corporate existence under the laws of the State of Delaware and as a wholly-owned and chief operating subsidiary of the Company (the “Merger”). The separate existence of SPV has ceased and the transaction is being accounted for as a reverse acquisition since control of the merged group has passed to the shareholders of the acquired company (Corporate Strategies).

Pursuant to the terms of the Agreement, the Company issued one (1) share of its common stock, par value $0.001 per share, to each holder of Corporate Strategies Class A common stock in exchange for two (2) shares of Corporate Strategies Class A common stock, par value $0.001 per share. Second, the Company issued one (1) share of the Company’s Series C preferred stock (“Series C Preferred”), par value $0.01 per share, to each holder of Corporate Strategies Series A preferred stock for one (1) share of Corporate Strategies Series A preferred stock, par value $0.001 per share.

The Company issued and delivered shares of its Series B convertible preferred stock (“Series B Preferred”) to each holder of Corporate Strategies Class B common stock so that effectively upon conversion of the Series B Preferred into common shares, the common shares issued upon conversion shall be equal to ninety-five percent (95%) of the issued and outstanding stock of the Company (calculated on a fully diluted basis as of the date of the Merger, following the issuance of all the Merger Consideration (as such term is defined in the Agreement) and after giving effect to such conversion, but not including any shares of Common Stock issuable upon conversion of any then outstanding Company convertible debentures). Therefore, the Merger Consideration for our common stock, Series C Preferred and Series B Preferred was the Corporate Strategies Class A common, Series A preferred and Class B common, respectively. The number of shares issued to the Shareholders in connection with the Merger was based upon a determination by the Company’s Board of Directors (the “Board”).

The Series B Preferred shareholders and the holders of the Common Stock vote together and the Series B Preferred shall be counted on an “as converted” basis, thereby giving the Series B Preferred Shareholders control of the Company. The transaction is being accounted for as a reverse acquisition since control of the Company has passed to the shareholders of the acquired company (Corporate Strategies).

The accompanying unaudited consolidated financial statements presented in this Registration Statement should be read in conjunction with Corporate Strategies’ audited consolidated financial statements and footnotes for the year ended December 31, 2005 included herewith.

Plan Of Operations

The Company has been historically focused on technology sales and real estate development. On August 31, 2005, the Company entered into a reverse merger agreement with Corporate Strategies and discontinued all technology sales activities. The Company intends to focus on the business activities of Corporate Strategies going forward.

During August 2005, the shares of the equipment leasing subsidiary of Corporate Strategies were distributed to its shareholders. The mortgage brokerage subsidiary was sold in December 2005. Subsequent to year end, the Company sold its real estate development subsidiary. The Company disposed of these subsidiaries in order to focus primarily on the business activities of Corporate Strategies going forward.

The Company is an established provider of restructuring strategies, turnaround execution and business development services for emerging and re-emerging public companies. The Company markets its services to individual public companies, hedge funds, institutional investors and banks that have significant exposure in troubled micro-cap public companies. These companies are typically either in operational or financial difficulty and may be in default of lending or equity agreements, and as a result, they may be facing bankruptcy or liquidation if their operations are not turned around.

The Company is generally compensated with a combination of cash payments on a monthly or quarterly basis, and outright grants of equity in the form of common stock and/or warrants for purchasing common stock. We believe this compensation plan aligns our interests with the client company’s shareholders because our ultimate compensation is maximized by successfully increasing shareholder value. This performance based compensation arrangement clearly demonstrates that our interests are consistent with both our clients and their shareholders.

The Company minimizes risk from our restructuring / turnaround clients by implementing the following policies:

•
The Company will not assume the financial obligations of the client company in any circumstance. In most cases, the financial institution with the greatest risk has referred the Company to the transaction.

•	The Company requires the client or their investor to provide the client company with working capital necessary to execute the turnaround plan.

•	The Company requires the client to fully indemnify the Company against any actions, with the exception of gross negligence or malfeasance.

•	If the client has officer and director insurance, we require the client to add the Company or any of the Company’s contractors as insured parties under the policy.

•	Should the Company consider altering any of the policies above, it will require a vote of the Board of Directors to waive them and agree to the maximum amount of risk that the Company will assume.

Competition for the services we provide comes mainly from turnaround management and restructuring firms, financial advisory firms, business consulting firms and crisis management groups, many of which have substantially more capital resources than the Company.

Due to the large amount of capital provided by institutional funds into the sector over the last three (3) years, the Company is optimistic that business conditions should result in significant growth opportunities for companies positioned in the restructuring and turnaround management sector.

To date, a significant portion of our business has been referred to the company by an institutional fund (Cornell Capital) that invests primarily in micro-cap companies. The Company currently has five (5) full time employees and employs the services of two (2) others on a contract basis.

Results Of Operations

Results of Operations For the Three (3) Months Ended March 31, 2006 And March 31, 2005

Revenues

Gross revenue for the three (3) months ended March 31, 2006 increased to $865,533 from $261,249 for the three (3) months ended March 31, 2005. The breakdown of the sources of our gross revenue is as follows:

	2006	2005

Discount income	$9,668	$59,232
Consulting income	171,250	75,000
Marketable securities gain	664,515	127,017
Fee Income	20,000	--

Discount income decreased by approximately $50,000 for the three (3) months ended March 31, 2006 compared to the same period in 2005, primarily representing decreased revenues as a result of the bankruptcy of a former customer. Management does not anticipate generating any significant new business in this area.

Consulting revenue increased by approximately $96,000 from the same period in 2005. Consulting revenues are generally one-time fees related to specific events, or contracts for services rendered over a period of time. During the quarter ended March 31, 2006, there were five (5) ongoing consulting customers compared to one during the same period 2005, and a specific event type fee in 2005 of $60,000 (none in 2006).

Marketable securities gain increased by approximately $537,000 for the quarter ended March 31, 2006 compared to the same quarter in 2005. Marketable securities gain included unrealized gains of approximately $571,000 for the quarter ended March 31, 2006 compared to $159,888 during the same period in 2005.

General and Administrative Expenses

General and administrative expenses increased by approximately $110,000 to $379,493 for 2006 as compared to the same period in 2005.

Salaries and benefits increased by approximately $40,000 to $146,540 in 2006 as compared to the same period in 2005, primarily representing two (2) new employees added in the third and fourth quarter 2005 and NuWave personnel in August 2005.

Professional fees were $134,468 in 2006, an increase of approximately $71,000 as compared to the same period in 2005. The increase represented additional accounting, legal and consulting fees relating to additional requirements for public companies, additional entities and restatements related to derivative accounting.

Other income and expense

Interest expense increased by approximately $12,000 in 2006, representing interest on significant debt from NuWave entities.

Interest expense-derivatives reflect the amortization of derivative related discount on convertible debentures. The increase of approximately $64,000 in 2006 primarily reflects the amortization of discounts related to NuWave indebtedness added in August 2005.

Derivative expense of $182,653 in 2006 ($148,547 in 2005) represents the change in the fair value of the net derivative liability for the quarter. The increase also reflects the NuWave indebtedness added as a result of the August 2005 merger.

Certain convertible debt was considered extinguished in the first quarter 2006 because of the partial conversion to common stock. The extinguishment gain was $94,365.

Gain on sale of subsidiary of $3,042,406 represents the gain on the sale of Lehigh Acquisition Corp. ("Lehigh") in February 2006.

Discontinued Operations

During February 2006, the Company sold the shares of its wholly-owned subsidiary Lehigh. During 2005, the Company either sold or distributed the shares of its mortgage brokerage subsidiary and its business finance subsidiary. The loss from discontinued operations was $4,687 in 2006 ($53,888 in 2005).

Results Of Operations From Continuing Operations For The Year Ended December 31, 2005 Compared To The Year Ended December 31, 2004

Revenues

Discount income decreased by approximately $32,000 to $153,108 in 2005, reflecting decreased business volume for the major customer (now in bankruptcy) and the loss of two (2) other customers. Management does not anticipate generating any significant new business in this area.

Consulting revenue increased by approximately $30,000 to $183,000 in 2005. Consulting revenues are generally one-time fees related to specific events, or contracts covering services to be rendered over a period of time. The Company enters into contracts to provide strategic consulting services, including general business development, mergers, acquisitions, management advisory, and restructuring services. There were four (4) such contracts at December 31, 2005. The contracts generally provide for a base payment equal to $6,000 - $12,000 per month, which may be payable in stock, with additional fees for consulting services beyond a preset amount. Some contracts include warrants or success fees.

The marketable securities gain decreased by $243,103 from $323,613 in 2004 to $80,600 in 2005. In the fourth quarter of 2004, the Company recorded a substantial gain of approximately $260,000 on the trade of marketable securities for a convertible debenture of another public entity. The Company accepts both compensation for its services and invests in micro cap marketable securities. Most of these securities are in companies defined as penny stocks and are volatile, trading substantially up or down in any given quarter. Management is investigating additional procedures to mitigate this risk in the future, including the use of covered puts and calls, but cannot assure investors at this time that this risk can or will be eliminated or even minimized.

Fee income represents brokerage fees of $175,000 received in 2005 on loans we referred to an affiliated company, CSI Business Finance, Inc. There were no such fees in 2004.

General and Administrative Expenses

Salaries and benefits increased by approximately $334,000 to $516,496 in 2005. The Company added new administrative personnel to improve the Company’s infrastructure and support for growth and operations as a public company.

Business development, travel and entertainment more than doubled to $134,465 in 2005. The Company’s changing focus to turnarounds and management restructuring of public companies resulted in additional travel to call on hedge funds, institutional investors and banks throughout the country.

Rent more than doubled to $71,819 in 2005, reflecting the addition of a new location to support the improved infrastructure. The original location will be excluded in 2006, since the related lease was assumed by the mortgage brokerage subsidiary which was sold in December 2005.

Professional fees increased by approximately $117,000 to $366,754 in 2005. Approximately $60,000 of the increase represents the amortization of deferred issuance costs on the issuance of convertible debt of Corporate Strategies. The remainder primarily relates to increased accounting, consulting and printing fees associated with increased complexities for Corporate Strategies as the chief operating subsidiary of a public company. Fiscal year 2004 includes no such costs (Corporate Strategies was not a public entity prior to the Merger).

Bad debt expense decreased by $309,000 in 2005 to $78,787. Bad debt expense in 2004 included the write-off of a $335,000 debenture from a factoring/consulting client.

Other Income and Expense

Interest expense increased by approximately $147,000 to $192,543 in 2005, representing a full year of interest on Corporate Strategies indebtedness, and four (4) months of interest on the significant indebtedess from NuWave. The significant reduction of debt during the first quarter of 2006 should reduce interest expense in 2006.

The financial statements for 2004 have been restated to record derivatives related to convertible debt (previously reflected as beneficial conversion features). Derivative expense (gain) represents the change in the fair value of the net derivative liability at year end, using a layered discounted probability-weighted cash flow approach. Interest expense derivatives represents the amortization of discount on the initial valuation of the derivatives, or the amortization of the change after any modification of debt. The change represents a full year of amortization for Corporate Strategies in 2005 and four (4) months of amortization of debt discount for NuWave entities.

Certain convertible debt was modified in November 2005, primarily extending the maturity dates. The modifications were determined to be substantial and the Company accounted for the modification as an extinguishment of debt under EITF 96-19, recognizing a debt modification gain of $392,017 in 2005.

Merger expenses of $3,434,943 in 2005 primarily represents liabilities assumed in excess of assets acquired in the August 2005 Merger.

Discontinued Operations

During August 2005, Corporate Strategies distributed the shares of its business finance subsidiary (CSI Business Finance, Inc.) to its shareholders. On December 31, 2005, the Company sold its mortgage brokerage subsidiary for a convertible debenture. Based on a review for collectibility at the transaction date, it was determined that collectibility was improbable and, accordingly no proceeds were recognized from the sale. Since the mortgage brokerage subsidiary had negative equity at the sale date, the Company recognized a profit to the extent of net liabilities assumed by the purchaser.

Revenues from discontinued operations were approximately $932,000 in 2005 and $1,152,000 in 2004. Decreasing revenues and continued losses at the mortgage banking segment contributed to the decision to dispose of that segment of business. Revenues from the leasing segment was immaterial in both years.

Critical Accounting Policies

Derivative Financial Instruments

The derivatives issued from 2004 through 2005 have been accounted for in accordance with SFAS 133 and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.

The Company has identified that the debentures have embedded derivatives. These embedded derivatives have been bifurcated from their respective host debt contracts and accounted for as derivative liabilities in accordance with EITF 00-19. When multiple derivatives exist within the Convertible Notes, they have been bundled together as a single hybrid compound instrument in accordance with SFAS No. 133 Derivatives Implementation Group Implementation Issue No. B-15, “Embedded Derivatives: Separate Accounting for Multiple Derivative Features Embedded in a Single Hybrid Instrument”.

The embedded derivatives within the Convertible Notes have been recorded at fair value at the date of issuance; and are marked-to-market each reporting period with changes in fair value recorded to the Company’s income statement as “Net change in fair value of derivative liabilities”. The Company has utilized a third party valuation firm to fair value the embedded derivatives using a layered discounted probability-weighted cash flow approach.

The fair value of the derivative liabilities are subject to the changes in the trading value of the Company’s common stock, as well as other factors. As a result, the Company’s financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of the Company’s stock at the balance sheet date and the amount of shares converted by note holders. Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

Revenue Recognition

The Company follows the guidance of the SEC’s Staff Accounting Bulletin No. 104 for revenue recognition. The Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

Liquidity And Capital Resources

At March 31, 2006, the Company had working capital of $938,455 including $98,452 of restricted cash. Working capital is net of a computed liability for the fair value of derivatives of $850,718, which will only be realized on the conversion of the derivatives, or settlement of the debentures. The Company at its option can force conversion of $1,700,000 of convertible debentures into the Company's common stock at maturity date.

On May 5, 2005, the Company issued a $250,000 debenture to Cornell Capital and on July 20, 2005, the Company issued a $150,000 debenture to Cornell Capital. These debenture obligations were released on February 3, 2006 pursuant to that certain Stock Purchase Agreement, by and between the Company and Cornell Capital.

On November 11, 2005, Corporate Strategies entered into a stock purchase agreement (the “SPA”) pursuant to which Corporate Strategies purchased from Mr. Robert P. Farrell and Mr. Joseph W. Donohue, Jr., each a shareholder of Sagamore Holdings, Inc. (“Sagamore”), and such shareholders sold to Corporate Strategies, in the aggregate, 70,600,000 shares of common stock, par value $0.001 per share, of Sagamore in exchange for One Hundred Dollars ($100). Prior to the purchase, such shareholders owned 88,250,000 shares of common stock of Sagamore and upon execution of the SPA, Corporate Strategies acquired approximately seventy percent (70%) of the total outstanding common stock of Sagamore as of the date of the Agreement. The Company has no current or future requirements to provide capital to Sagamore.

At December 31, 2005, the Company had a working capital deficit of $119,132 including $378,399 of unrestricted cash. The deficit includes a computed liability for the fair value of derivatives of $836,628, which will only be realized on the conversion of the derivatives, or settlement of the debentures. The Company at its option can force conversion of $1,700,000 of convertible debentures into the Company’s common stock at maturity.

On February 3, 2006, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Cornell Capital pursuant to which the Company sold to Cornell Capital one hundred (100) shares of common stock, par value $0.001 per share, of Lehigh Acquisition Corp., a Nevada corporation (“Lehigh”), which constitutes one hundred percent (100%) of the issued and outstanding capital stock of Lehigh, for total proceeds of approximately $5,948,000 including cash of $93,000, repayment of $4,881,000 promissory notes and $400,000 convertible debenture to Cornell, and payment of $574,000 of payables. The transaction resulted in a gain of approximately $3,042,000 in February, 2006.

On February 11, 2006, Corporate Strategies entered into a securities purchase agreement with Elite Flight Solutions, Inc., a Delaware corporation (“Elite”), effective as of December 31, 2005, pursuant to which Elite purchased from Corporate Strategies (a) 1,000 shares of the issued and outstanding Class A common stock of AIM American Mortgage, Inc., a Texas corporation (“AIM”), representing approximately eighty-five percent (85%) of the issued and outstanding common stock of AIM and (b) 554.57262 shares of Series A Preferred stock of AIM, representing one hundred percent (100%) of the issued and outstanding preferred stock of AIM. Elite purchased the shares of AIM Class A common stock and Series A Preferred stock referenced above in consideration of the issuance to Corporate Strategies of a secured convertible debenture in the principal amount of $500,000. The secured convertible debenture is due and payable on December 31, 2010 and accrues interest at twelve percent (12%) per year. The secured convertible debenture is secured by substantially all of the assets of Elite; however, the Company has fully reserved the debenture.

On February 21, 2006, the Company purchased Two Hundred Seventy-Two and 278/1000 (272.278) shares of Series C preferred stock. In lieu of cash, the Company issued a Promissory Note in the amount of Two Hundred Forty Thousand Dollars ($240,000). The Promissory Note will be paid over a period of sixty (60) months at an eight percent (8%) annual interest rate, resulting in monthly payments of Four Thousand Eight Hundred Thirty-Four and 11/100 Dollars ($4,834.11).

On March 31, 2006, the Company redeemed ten (10) shares of Series C preferred stock. The Company paid Fifteen Thousand Dollars ($15,000) as consideration for such redemption.

This amount of net available working capital plus anticipated cash flow from operations and potential proceeds from the shelf registration statement (as more fully described in Note 17, page F-30 of the Consolidated Financial Statements for the year ended December 31, 2005) should be sufficient to satisfy the Company’s need for working capital for the immediate future.

USE OF PROCEEDS

Emerge Capital will receive no proceeds from the Distribution of the 2,812,500 shares of our common stock in this Registration Statement to the Class A common stockholders of iVoice. This Prospectus also relates to 1,860,000 shares of our common stock that may be offered and sold from time to time by Cornell Capital and 937,500 shares of our common stock that may be offered and sold from time to time by iVoice. Therefore, there will be no proceeds to us from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

We determined the offering price of $0.10 based upon the price of the last sale of our common stock to investors at June 20, 2006. The price of the last sale was determined by what we found could attract investors to invest in our Company.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING AND DISTRIBUTING SECURITY HOLDERS

The following table presents information regarding the selling and distributing shareholders. A description of the selling and distributing shareholders’ relationship to Emerge Capital and how the selling and distributing shareholders acquired the shares to be sold and distributed in this offering is detailed in the information immediately following this table.

SELLING/DISTRIBUTING SHAREHOLDERS	SHARES BENEFICIALLY OWNED BEFORE OFFERING	PERCENTAGE OF OUTSTANDING SHARES BENEFICIALLY OWNED BEFORE OFFERING(1)	SHARES TO BE SOLD IN THE OFFERING	SHARES TO BE DISTRIBUTED IN THE OFFERING	PERCENTAGE OF SHARES BENEFICIALLY OWNED AFTER OFFERING
Cornell Capital Partners, LP	1,860,000	7.27%	1,860,000	--	0%
iVoice, Inc.	3,750,000	14.66%	937,500	2,812,500	0%
TOTAL	5,610,000	21.93%	2,797,500	2,812,500	0%

(1)
Applicable percentage of ownership is based on 25,585,816 shares of common stock outstanding as of June 20, 2006, together with securities exercisable or convertible into shares of common stock within sixty (60) days of June 20, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of June 20, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The following information contains a description of the selling and distributing shareholders’ relationship to Emerge Capital and how the selling and distributing shareholders acquired the shares to be sold and distributed in this offering. No selling or distributing shareholder has held a position or office, or had any other material relationship, with Emerge Capital, except as follows:

Shares Acquired In Transactions With Emerge Capital

•
Cornell Capital Partners, LP. Cornell Capital is an investor of Emerge Capital and owns 1,860,000 shares of common stock pursuant to that certain Merger Agreement, dated August 31, 2005 as described below. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors LLC.

•
Merger Transaction. On August 31, 2005, the Company entered into a merger agreement (the “Merger Agreement”) with Strategies Acquisition Corp., a wholly-owned subsidiary of the Company (then “SPV” and now “Corporate Strategies”), Corporate Strategies, Inc. (“Corporate Strategies”) and the shareholders of Corporate Strategies listed therein, whereby SPV merged with and into Corporate Strategies, with Corporate Strategies remaining as the surviving corporation and continuing its corporate existence under the laws of the State of Delaware as a wholly-owned and chief operating subsidiary of the Company (the “Merger”). The separate existence of SPV has ceased. Pursuant to the terms of the Merger Agreement, the Company issued one (1) share of its common stock to each holder of Corporate Strategies Class A common stock in exchange for two (2) shares of Corporate Strategies Class A common stock, par value $0.001 per share. Prior to the Merger, Cornell Capital owned 3,720,000 shares of Corporate Strategies Class A common stock and, pursuant to the Merger, received 1,860,000 shares of our common stock. These 1,860,000 shares are being registered in this offering.

•
iVoice, Inc. iVoice is an affiliate shareholder of Emerge Capital, holding immediately prior to the Distribution 15.25% of the total outstanding shares of our common stock. All investment decisions of iVoice are made by Mr. Jerry Mahoney. A description of how iVoice acquired the shares set forth below.

•
Purchase of Corporate Strategies Class A Common Stock. On June 29, 2004, Corporate Strategies, the now wholly-owned and chief operating subsidiary of the Company, entered into an agreement with iVoice for the sale of 7,500,000 shares of Corporate Strategies Class A common stock for $250,000. Such 7,500,000 shares have been exchanged for 3,750,000 shares of our common stock pursuant to that certain Merger Agreement described below.

•
Merger Agreement. On August 31, 2005, the Company entered into a merger agreement (the “Merger Agreement”) with Strategies Acquisition Corp., a wholly-owned subsidiary of the Company (then “SPV” and now “Corporate Strategies”), Corporate Strategies, Inc. (“Corporate Strategies”) and the shareholders of Corporate Strategies listed therein, whereby SPV merged with and into Corporate Strategies, with Corporate Strategies remaining as the surviving corporation and continuing its corporate existence under the laws of the State of Delaware as a wholly-owned and chief operating subsidiary of the Company (the “Merger”). The separate existence of SPV has ceased. Pursuant to the terms of the Merger Agreement, the Company issued one (1) share of its common stock to each holder of Corporate Strategies Class A common stock in exchange for two (2) shares of Corporate Strategies Class A common stock, par value $0.001 per share. Prior to the Merger, iVoice owned 7,500,000 shares of Corporate Strategies Class A common stock and, pursuant to the Merger, received 3,750,000 shares of our common stock. iVoice is distributing seventy-five percent (75%) of these shares to its Class A common stock shareholders, or 2,812,500 shares, in this offering and the remaining 937,500 shares, which may be sold from time to time by iVoice, are also being registered in this offering.

PLAN OF DISTRIBUTION

Introduction

On June __, 2006, the Board of Directors of iVoice declared a pro rata Distribution payable to the holders of record of outstanding iVoice Class A common stock on the Record Date. The Distribution consists of an aggregate of 2,812,500 Emerge Capital Shares and iVoice Class A common stockholders will receive their pro rata share based on the percentage of shares of iVoice Class A common stock owned on the Record Date. We currently anticipate that the Distribution will be effected near the effective date of the Registration Statement. The Record Date and date of Distribution may change based on the timing of the effectiveness with the SEC of the Registration Statement of which this Prospectus is a part.

As a result of the Distribution, seventy-five percent (75%) of the outstanding shares of our common stock previously held by iVoice immediately prior to the Distribution will be distributed pro rata to iVoice Class A common stockholders. Immediately following the Distribution, iVoice and its subsidiaries will own, with the exception of the 937,500 shares being registered and offered for sale by iVoice in this Prospectus, zero (0) shares of our common stock. The Emerge Capital Shares will be distributed by book entry. Instead of stock certificates, each iVoice Class A common stock shareholder that is a record holder of iVoice Class A common stock shares will receive a statement of such shareholder’s book entry account for the Emerge Capital Shares distributed to such shareholder. Account statements reflecting ownership of the Emerge Capital Shares will be mailed shortly after the date of Distribution. Emerge Capital Shares should be credited to accounts with stockbrokers, banks or nominees of iVoice Class A common stockholders that are not record holders after the effective date of the Distribution.

Emerge Capital was incorporated as NuWave Technologies, Inc. in Delaware on July 17, 1995. Emerge Capital’s principal executive offices are located at 109 North Post Oak Lane, Suite 422, Houston, Texas 77024, and our telephone number is (713) 621-2737.

Reasons For The Distribution

The Board of Directors and management of iVoice believe that the Distribution is in the best interests of iVoice and the iVoice Class A common stockholders. iVoice believes that the Distribution will benefit Class A common stockholders because it will provide such holders a financial benefit in the form of free-trading shares of Emerge Capital at no cost to the shareholder, except for applicable federal and state income taxes, and the flexibility of either retaining such free-trading shares or the freedom to sell such shares to receive the cash proceeds, or a combination of both.

Emerge Capital’s Board of Directors and management believe that the Distribution is in the best interests of Emerge Capital and its shareholders because the Distribution will result in an increase of our shareholder base by 740%, which not only broadens our shareholder base but could also improve our stock’s liquidity and increase investor appeal.

Manner Of Effecting The Distribution

The Distribution will be made to iVoice Class A common stockholders on a pro rata basis based on the percentage of outstanding shares of iVoice Class A common stock owned on the Record Date. An aggregate of 2,812,500 Emerge Capital Shares will be distributed to iVoice Class A common stockholders. Therefore, if you owned ten percent (10%) of the total number of Class A common stock of iVoice on the Record Date, you will receive 281,250 shares of Emerge Capital common stock. The Emerge Capital Shares to be distributed will constitute 11.44% of the total outstanding Emerge Capital Shares immediately after the Distribution.

The Emerge Capital Shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See the Section entitled “Description of Securities” beginning on page 31.

On the date of Distribution, the Distribution Agent identified herein below will begin distributing certificates representing our common stock to iVoice Class A common stockholders. You will not be required to make any payment or take any other action to receive your shares of our common stock. If you are not a record holder of iVoice stock because your shares are held on your behalf by your stockbroker or other nominee, your Emerge Capital shares should be credited to your account with your stockbroker or nominee after the effective date of the Registration Statement. After the Distribution, shareholders may request stock certificates from Emerge Capital’s transfer agent instead of participating in the book entry system.

No fractional Emerge Capital Shares will be issued. If you own a fractional share of Emerge Capital common stock as of the Record Date, you will receive the next higher whole number of Emerge Capital Shares in the Distribution. No iVoice Class A common stock shareholder will receive less than one hundred (100) shares of our common stock in the Distribution.

No iVoice Class A common stockholder will be required to pay any cash or other consideration for the Emerge Capital Shares received in the Distribution, or to surrender or exchange iVoice shares in order to receive Emerge Capital Shares. The Distribution will not affect the number of, or the rights attaching to, outstanding Emerge Capital shares. No vote of iVoice Class A common stockholders is required or sought in connection with the Distribution, and iVoice Class A common stockholders will have no appraisal rights in connection with the Distribution.

In order to receive Emerge Capital Shares in the Distribution, iVoice Class A common stockholders must be shareholders of iVoice at the close of business on the Record Date.

Results Of The Distribution

After the Distribution, Emerge Capital expects to have approximately eight hundred forty (840) holders of record of Emerge Capital common stock, compared to approximately one hundred (100) holders of record immediately prior to the Distribution, an increase of approximately 740%. The Distribution will not affect the number of outstanding shares of common stock of Emerge Capital or any rights of iVoice Class A common stockholders.

Listing And Trading Of The Emerge Capital Shares

Neither iVoice nor Emerge Capital makes recommendations on the purchase, retention or sale of shares of Emerge Capital common stock or Emerge Capital Shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

If you do decide to purchase or sell any iVoice or Emerge Capital shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell iVoice common stock or Emerge Capital Shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

Our shares of common stock trade on the Over-The-Counter Bulletin Board under the symbol “EMGC.OB”. The Emerge Capital Shares distributed to iVoice Class A common stockholders will be freely transferable, except for Emerge Capital Shares received by persons who may be deemed to be affiliates of Emerge Capital under the Securities Act of 1933, as amended (the “Securities Act”). Persons who may be deemed to be affiliates of Emerge Capital after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Emerge Capital and may include certain directors, officers and significant shareholders of Emerge Capital. Persons who are affiliates of Emerge Capital will be permitted to sell their Emerge Capital Shares only pursuant to an effective Registration Statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance as to whether the Emerge Capital Shares will continue to be actively traded or as to the prices at which the Emerge Capital Shares will trade. iVoice Class A common stockholders who receive Emerge Capital Shares may decide that they do not want shares in Emerge Capital and may sell their Emerge Capital Shares following the Distribution. If Emerge Capital shareholders sell large numbers of shares of Emerge Capital common stock over a short period of time, or if investors anticipate large sales of Emerge Capital common stock over a short period of time, this could adversely effect the trading price of the Emerge Capital common stock.

Prices for Emerge Capital Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Emerge Capital’s results of operations, what investors think of Emerge Capital and our industry, the amount of dividends that Emerge Capital pays (if any), changes in economic conditions in our industry and general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the Emerge Capital Shares.

Federal Income Tax Consequences Of The Distribution

The following discussion summarizes the material United States Federal income tax consequences resulting from the Distribution. This discussion is based upon the United States Federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service, and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

The following summary is for general information only and may not be applicable to shareholders who received their shares of iVoice stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Internal Revenue Code (the “Code”). Each shareholder’s individual circumstances may affect the tax consequences of the Distribution to such shareholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each iVoice Class A common stock shareholder is advised to consult his, her and its own tax advisor as to the specific tax consequences of the Distribution and the affect of possible changes in tax laws.

This Distribution does not qualify as a tax-free distribution under Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of the Emerge Capital Shares on the date of Distribution, over iVoice’s adjusted tax basis for such shares on such date. Each iVoice stockholder who receives Emerge Capital Shares in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the date of Distribution. Stockholders that are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Reasons For Furnishing This Document

This document is being furnished to provide information to iVoice Class A common stockholders who will receive Emerge Capital Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of iVoice or Emerge Capital. Neither iVoice nor Emerge Capital will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.

LEGAL PROCEEDINGS

The Company is not currently involved in any material legal proceedings. The Company may become involved in litigation, from time to time, in the ordinary course of business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Company is not aware of any legal proceedings in which any Director, executive officer, affiliate or any owner of record or beneficial owner of more than five percent (5%) of any class of voting securities of the Company, or any associate of any such Director, executive officer or affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The following table sets forth the names and ages of the current Directors and executive officers of the Company and the positions held by each person at the Company. The executive officers of the Company are elected annually by the Board. The Directors serve one (1) year terms until their successors are elected. The executive officers serve terms of one (1) year or until their death, resignation or removal by the Board.

Name	Age	Position(s)
Timothy J. Connolly	53	Director/Vice Chairman of the Board, Chief Executive Officer
Fred S. Zeidman	59	Director/Chairman of the Board
William Chris Mathers	47	Chief Financial Officer

There are no family relationships among any of the Directors or executive officers of the Company. Except as provided herein, none of the Company’s Directors or executive officers is a Director of any company that files reports with the SEC. None of the Company’s Directors have been involved in any bankruptcy or criminal proceeding (excluding traffic and other minor offenses), and none have been enjoined from engaging in any business during the past five (5) years.

Set forth below is a brief description of the background and business experience of each of the Company’s existing Directors and executive officers for the past five (5) years:

Timothy J. Connolly has served as Chief Executive Officer of the Company since August 31, 2005, and has served as a Director of the Company effective October 27, 2005. Prior to that, Mr. Connolly has served and continues to serve as Chief Executive Officer of Corporate Strategies, Inc. since 2000. Mr. Connolly has been actively engaged in the development of companies for over twenty (20) years, and has been the Chairman, President or CEO of numerous private and public companies. He is currently Vice Chairman of the Board of Directors and Chief Executive Officer of Corporate Strategies, Inc., as well as the Chairman and a Director of CSI Business Finance, Inc. He is also an elected official, serving as the President and Chairman of the Board of Weston Municipal Utility District for the last twenty (20) years. Mr. Connolly has been a principal or consultant in transactions over the last twenty (20) years that total in excess of $500 million. He is particularly skilled in the areas of short and long term strategic planning, capital formation, mergers and acquisitions, marketing, sales strategy and crisis resolution. Mr. Connolly is also a nationally syndicated business journalist on both Business Talk Radio Network and Cable Radio Network.

Fred S. Zeidman has served as a Director of the Company effective October 27, 2005. He was appointed Chairman of the United States Holocaust Memorial Council by President George W. Bush in March 2002. The Council, which includes fifty-five Presidentially-appointed members and ten (10) members from the U.S. Congress, is the governing board of the United States Holocaust Memorial Museum. A prominent Houston-based business and civic leader, Mr. Zeidman is Chairman of the Board of Seitel, Inc. and Chairman of the Board of Corporate Strategies, Inc. In 2004 he joined Greenberg Traurig as Senior Managing Director of Governmental Affairs. Mr. Zeidman also currently serves as a Director of Prosperity Bank in Houston. Mr. Zeidman holds a Bachelor’s degree from Washington University in St. Louis, and a Master’s in Business Administration from New York University.

William Chris Mathers has served as CFO and Financial Consultant to numerous public and private companies, including Seitel (OTCBB: SELA), Nexus Nano Electronics and CSI Business Finance, Inc. (OTCBB: CSIB). From January 1994 through January 2000, Mr. Mathers served as Chief Financial Officer of InterSystems, Inc., a publicly traded company on the American Stock Exchange. From 2000 through 2006, Mr. Mathers served as a contract CFO for Futures Commissions Officers. Mr. Mathers brings substantial experience in complex GAAP and SEC reporting issues, as well as experience in start-up organizations. Mr. Mathers is also a Certified Public Accountant and began his career in the audit department of the accounting firm of Price Waterhouse. Mr. Mathers is a 1981 graduate of Southwestern University in Georgetown, Texas.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth information with respect to the beneficial ownership of our common stock and Series B preferred stock as of June 20, 2006 for (a) any person who we know is the beneficial owner of more than five percent (5%) of our outstanding common stock and Series B preferred, (b) each of our directors and executive officers and (c) all of our directors and officers as a group. Other than the persons identified below, no person owned beneficially more than five percent (5%) of each of the Company’s common stock and Series B preferred. With the exception of the Company’s 254 non-voting shares of Series C preferred stock, there are no other classes or series of capital stock outstanding. As of June 20, 2006, the Company had 25,585,816 shares of common stock and 100,000 shares of Series B preferred issued and outstanding.

(A) Security Ownership of Certain Beneficial Owners

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT OF DIRECT OWNERSHIP	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	TOTAL OF DIRECT AND BENEFICIAL OWNERSHIPS	PERCENTAGE OF CLASS(5)

Common	Michael O. Sutton 10806 Briar Branch Lane Houston, Texas 77024	11,500,000	28,764,157(1)	40,264,157	74.08%

Common	Timothy J. Connolly 109 North Post Oak Lane, Suite 422 Houston, Texas 77024	47,500	402,741,347(2)	402,788,847	94.04%

Common	Jan Carson Connolly 8602 Pasture View Lane Houston, Texas 77024	--	402,788,847(3)	402,788,847	94.04%

Common	iVoice, Inc. 750 Highway 34 Matawan, NJ 07747	--	3,750,000(4)	3,750,000	14.66%

Common	Gerald Holland 22 Coult Lane Old Lyme, CT 07601	--	2,250,000(4)	2,250,000	8.79%

Common	Cornell Capital Partners, LP 101 Hudson Street, Suite 3701 Jersey City, New Jersey 07302	--	1,860,000(4)	1,860,000	7.27%

(1)	Includes 28,674,157 shares which may be issued upon conversion of the 6,666 shares of Series B preferred beneficially owned by Mr. Sutton.

(2)
Includes 342,317,631 shares of common stock which may be issued upon conversion of 79,331 shares of Series B preferred beneficially owned by Mr. Connolly and 60,423,716 shares of common stock which may be issued upon conversion of 14,603 shares of Series B preferred beneficially owned by his spouse.

(3)
Includes 47,500 shares of common stock owned by Ms. Connolly’s spouse, 60,423,716 shares of common stock which may be issued upon conversion of 14,003 shares of Series B preferred beneficially owned by Ms. Connolly and 342,317,631 shares of common stock which may be issued upon conversion of 79,331 shares of Series B preferred beneficially owned by spouse.

(4)
These shares represent the approximate number of shares underlying convertible debentures at an assumed price of $0.08 per share (i.e. eighty percent (80%) of a recent five (5) day average price of $0.10 per share), subject to an ownership limitation of nine and nine-tenths percent (9.9%) contained in the convertible debentures. Because the conversion price will fluctuate based on the market price of the Company’s stock, the actual number of shares to be issued upon conversion of the debentures may be higher or lower.

(5)
Applicable percentages of ownership are based on 25,585,816 shares of common stock and 100,000 shares of Series B preferred outstanding on June 20, 2006 for each shareholder. The Series B preferred shall, on an as converted basis, convert to ninety five percent (95%) of the issued and outstanding common stock as of the date of August 2005 merger. Beneficial ownership is determined in accordance within the rules of the SEC and generally includes voting of investment power with respect to the securities. Shares subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of June 20, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(B) Security Ownership of Management

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT OF DIRECT OWNERSHIP	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	TOTAL OF DIRECT AND BENEFICIAL OWNERSHIPS	PERCENTAGE OF CLASS(1)

Common	Timothy J. Connolly 109 North Post Oak Lane, Suite 422 Houston, Texas 77024	47,500	402,741,347(2)	402,788,847	94.04%

Common	Fred S. Zeidman 109 North Pot Oak Lane Suite 422 Houston, TX 77024	--	--	--	0%

Common	William Chris Mathers 109 North Post Oak Lane Suite 422 Houston, TX 77024	--	--	--	0%

Common	ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (3 PERSONS)	47,500	402,741,347	402,788,847	94.04%

(1)
Applicable percentages of ownership are based on 25,585,816 shares of common stock and 100,000 shares of Series B preferred outstanding on June 20, 2006 for each shareholder. The Series B preferred shall, on an as converted basis, convert to ninety-five percent (95%) of the issued and outstanding common stock as of the date of merger. Beneficial ownership is determined in accordance within the rules of the SEC and generally includes voting of investment power with respect to the securities. Shares subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of June 20, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 342,317,631 shares of common stock which may be issued upon conversion of 79,331 shares of Series B preferred beneficially owned by Mr. Connolly and 60,423,716 shares of common stock which may be issued upon conversion of 14,603 shares of Series B preferred beneficially owned by his spouse.

DESCRIPTION OF SECURITIES

The current authorized capital stock of our Company consists of Nine Hundred Million (900,000,000) shares of common stock, par value $0.001 per share and Two Million (2,000,000) shares of preferred stock. As of June 20, 2006, 25,585,816 shares of common stock, One Hundred Thousand (100,000) shares of Series B preferred and Two Hundred Fifty Four (254) shares of Series C preferred stock were issued and outstanding. The following description is a summary of the capital stock of our Company and contains the material terms of our voting capital stock. Additional information can be found in our Certificate of Incorporation (as amended) and our Bylaws.

Common Stock

On June 20, 2006, there were 25,585,816 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, our Shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, our Shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

The Company is authorized to issue Two Million (2,000,000) shares of preferred stock, of which 100,000 shares of Series B preferred and Two Hundred Fifty Four (254) shares of Series C preferred stock are issued and outstanding as of June 20, 2006. There are no shares of Series A preferred stock issued and outstanding. As a class, the holders of the Company’s Series B preferred shall, collectively, be entitled to cast a number of votes equal ninety-five percent (95%) of the total issued and outstanding voting stock of the Company on all matters submitted to the shareholders for approval, which votes shall be distributed among the holders of Series B preferred on a pro rata basis based upon the number of shares of Series B preferred held by such respective holders. The holders of shares of the Series B preferred shall be entitled to vote on all matters on which the common stock shall be entitled to vote. Holders of Series B preferred shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Company. With respect to the payment of dividends and other distributions on the capital stock of the Company, including the distribution of the assets of the Company upon liquidation, the Series B preferred Stock shall be pari passu with the common stock of the Company on an as converted basis, and junior to all other series of preferred stock. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B preferred held by each holder could be converted), shall be disregarded.

The Series C preferred shares have no voting rights.

Options

No options are outstanding as of the date of this Prospectus.

Effective January 3, 2006, the Company adopted the Emerge Capital Corp. 2005 Stock Incentive Plan (the “Plan”). As of the date of this Prospectus, no options have been granted under the Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company by (a) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Company, and (b) enabling the Company to attract, retain and reward the best-available persons. The Plan permits the granting of stock options (including incentive stock options qualifying under Code Section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted share awards, phantom stock, deferred share units, performance awards, other stock-based awards, or any combination of the foregoing.

Warrants

The Company has outstanding warrants to purchase a total of 215,100 shares of common stock. Warrants for 200,000 shares are at an exercise price of $1.00 per share. These warrants were issued to two (2) former officers for prior services provided to The Company. The warrants are exercisable over a five (5) year period which expires in September 2008. The remaining 15,100 warrants to purchase common stock are at a weighted average exercise price of $62.549 per share.

Convertible Debentures

Cornell Capital May 6, 2004 Convertible Debenture

On May 6, 2004, Corporate Strategies, Inc., the wholly-owned and chief operating subsidiary of the Company (“CSI”), entered into a Secured Debenture Agreement with Cornell Capital Partners, LP (“Cornell Capital”), pursuant to which CSI sold $400,000 of convertible notes due May 5, 2007 (the “May Notes”). The May Notes bear interest at five percent (5%), which is accrued until maturity on May 6, 2007. The May Notes are convertible, at the option of the holder, into common stock of CSI at a price of $0.18 per share, subject to an ownership limitation of 4.99% of the outstanding stock of CSI, standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on eighty percent (80%) of the lowest closing bid price for the five (5) trading days prior to conversion. CSI has the right to repurchase the May Notes at one hundred twenty percent (120%) of the face amount.

Cornell Capital June 24, 2004 Convertible Debenture

On June 24, 2004, CSI entered into a Secured Debenture Agreement with iVoice, Inc. (“iVoice”) pursuant to which CSI sold $500,000 of convertible notes due June 24, 2007 (the “May II Notes”). The May II Notes were subsequently assigned to Cornell Capital. The May II Notes bear interest at five percent (5%), which is accrued until maturity on June 24, 2007. The May II Notes are convertible, at the option of the holder, into common stock of CSI at a price of $0.114 per share, subject to an ownership limitation of 4.99% of the outstanding stock of CSI, standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on eighty percent (80%) of the lowest closing bid price for the five (5) trading days prior to conversion. CSI has the right to repurchase the May II Notes at one hundred twenty percent (120%) of the face amount.

Cornell Capital September 28, 2004 Convertible Debenture

On September 28, 2004, CSI entered into a Secured Debenture Agreement with Cornell Capital pursuant to which CSI sold $400,000 of convertible notes due September 28, 2007 (the “September Notes”). The September Notes bear interest at five percent (5%), which is accrued until maturity on September 28, 2007. The September Notes are convertible, at the option of the holder, into common stock of CSI at a price of $0.084 per share, subject to an ownership limitation of 4.99% of the outstanding stock of CSI, standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on eighty percent (80%) of the lowest closing bid price for the five (5) trading days prior to conversion. CSI has the right to repurchase the September Notes at one hundred twenty percent (120%) of the face amount.

Cornell Capital April 6, 2005 Convertible Debenture

On April 6, 2005, CSI entered into a Secured Debenture Agreement with Cornell Capital pursuant to which the Company sold $400,000 of convertible notes due April 6, 2008 (the “April Notes”). The April Notes bear interest at five percent (5%), which is accrued until maturity on April 6, 2008. The April Notes are convertible, at the option of the holder, into common stock of CSI at a price of $0.108 per share, subject to an ownership limitation of 4.99% of the outstanding stock of CSI, standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on eighty percent (80%) of the lowest closing bid price for the five (5) trading days prior to conversion. CSI has the right to repurchase the April Notes at one hundred twenty percent (120%) of the face amount.

Holland December 8, 2003 Secured Convertible Debentures

On December 8, 2003, the Company entered into a Secured Debenture Agreement with five investors (Holland et. al) pursuant to which the Company sold $135,000 of five percent (5%) convertible notes due December 8, 2005 (the “December Notes”). The December Notes bear interest at five percent (5%), which is accrued until maturity on December 8, 2005. The December Notes are convertible, at the option of the holder, into common stock of the Company at a price of $0.216 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on eighty percent (80%) of the lowest daily volume weighted average price (“VWAP”) for the five (5) trading days prior to conversion. The holder has the right to cause the December Notes to be converted into common stock of the Company. The Company has the right to repurchase the December Notes at one hundred ten percent (110%) of the face amount. The December Notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless other indebtedness is expressly made subordinate to the December Notes. The December Notes were amended on November 30, 2005 to defer the maturity date to January 31, 2007.

Holland December 22, 2003 Secured Convertible Debentures

On December 22, 2003, the Company entered into a Secured Debenture Agreement with two (2) investors (Holland et. al) pursuant to which the Company sold $250,000 of convertible notes due December 22, 2005 (the “December II Notes”). The December II Notes bear interest at five percent (5%), which is accrued until maturity on December 22, 2005. The December II Notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.168 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on eighty percent (80%) of the VWAP for the five (5) trading days prior to conversion. The holder has the right to cause the December II Notes to be converted into common stock. The Company has the right to repurchase the December II Notes at one hundred ten percent (110%) of the face amount. The December II Notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless other indebtedness is expressly made subordinate to the December II Notes The December II Notes were amended on November 30, 2005 to defer the maturity date to January 31, 2007. As of the date of the Registration Statement, one (1) holder has converted $54,000 of the principal amount of these December II Notes into shares of the Company ’ s common stock.

Saporito Convertible Debenture

On January 29, 2004, the Company entered into a Secured Debenture Agreement with Joanna Saporito pursuant to which the Company sold $100,000 of convertible notes due January 29, 2006 (the “January Notes”). The January Notes bear interest at five percent (5%) which is accrued until maturity on January 29, 2006. The January Notes are convertible, at the option of the holder, into common stock of the Company at a price of $0.156 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on eighty percent (80%) of the VWAP for the five (5) trading days prior to conversion. The holder has the right to cause the January Notes to be converted into common stock of the Company. The Company has the right to repurchase the January Notes at one hundred ten percent (110%) of the face amount. The January Notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless other indebtedness is expressly made subordinate to the January Notes. The January Notes were amended on November 30, 2005 to defer the maturity date to January 31, 2007.

Viola Convertible Debenture

On October 12, 2004, the Company entered into a Secured Debenture Agreement with Mary-Ellen Viola pursuant to which the Company sold $100,000 of convertible notes due October 12, 2006 (the “October Notes”). The October Notes bear interest at five percent (5%), which is accrued until maturity on October 12, 2006. The October Notes are convertible, at the option of the holder, into common stock of the Company at a price of $0.078 per share, subject to an ownership limitation of 9.99% of the outstanding stock of the Company, standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on eighty percent (80%) of the VWAP for the five (5) trading days prior to conversion. The Company has the right to repurchase the October Notes at one hundred ten percent (110%) of the face amount.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation (As Amended), Bylaws And Delaware Law

Authorized and Unissued Stock

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without the approval of our shareholders. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to our shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Board of Directors. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

Transfer Agent and Registrar

American Stock Transfer & Trust Co. is the transfer agent and registrar of our common stock. Their address is 59 Maiden Lane, Plaza Level, New York, New York 10038, and their telephone number is (718) 921-8293.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this Prospectus for the year ended December 31, 2005 and 2004 have been audited by Thomas Leger & Co., L.L.P., of Houston, Texas and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSUERE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Emerge Capital maintains its headquarters in Houston, Texas through a five (5) year lease effective February, 2005 which provides 2,644 square feet of office space. Emerge Capital believes that its property is adequate and suitable for Emerge Capital’s current needs.

At the time of the August 2005, Merger the Company acquired a residential property consisting of land and a residential building in Jersey City, New Jersey for a total purchase price of $122,000. The purchase price was paid with $113,000 in cash and $9,000 in the form of a deposit. The property was sold in December, 2005 for $165,000 and the Company took a mortgage note in the amount of $148,500 due December 1, 2006 secured by a mortgage on the property.

Also at the time of the Merger, Emerge Capital, through its wholly owned-subsidiary Lehigh Acquisition Corp. (“Lehigh”), acquired a five (5) acre parcel of undeveloped acreage in Cranford, New Jersey. Emerge Capital intended to develop the property into a 55 year old and over residential community. In February 2006, the Company sold Lehigh to Cornell Capital Partners LP for total proceeds of approximately $5,948,000, including cash of $93,000, repayment of $4,881,000 promissory notes and $400,000 in convertible debentures to Cornell Capital and payment of $574,000 of payables. The transaction resulted in a gain of approximately $3,042,000 in February 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Concentration of Transactions with Cornell Capital

At December 31, 2005, $2,100,000 of the convertible debentures and $4,881,274, of secured notes payable are owed to a single creditor, Cornell Capital.

Cornell Capital was the principal lender to NuWave both before and after the August Merger.

Cornell Capital acquired Lehigh Acquisition Corp., formerly a wholly-owned subsidiary of NuWave, in February 2006. Lehigh owns the land held for development and sale reflected in the financial statements. Proceeds from the sale of $5,948,407 reduced indebtedness to Cornell Capital by $5,281,274.

Cornell Capital has significant relationships with affiliated companies, both as a purchaser and lender.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Emerge Capital’s common stock, par value $0.001 per share, is traded on the Over-the-Counter Bulletin Board (OTCBB) Market under the symbol EMGC.OB. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The following table sets forth the range of high and low closing bid prices for our common stock as reported on the OTCBB during each of the quarters presented. The quotations set forth below are inter-dealer quotations, without retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

	BID PRICE PER SHARE
	HIGH	LOW

Three Months Ended March 31, 2003(2)	$0.014	$0.003
Three Months Ended June 30, 2003(2)	$0.007	$0.002
Three Months Ended September 30, 2003(2)	$0.300	$0.010
Three Months Ended December 31, 2003(2)	$0.190	$0.110

Three Months Ended March 31, 2004(2)	$0.180	$0.090
Three Months Ended June 30, 2004(2)	$0.160	$0.040
Three Months Ended September 30, 2004(2)	$0.085	$0.065
Three Months Ended December 31, 2004(2)	$0.070	$0.065

Three Months Ended March 31, 2005(2)	$0.065	$0.080
Three Months Ended June 30, 2005(2)	$0.095	$0.020
Three Months Ended September 30, 2005(1)	$0.180	$0.050
Three Months Ended December 31, 2005	$0.230	$0.060

Three Months Ended March 31, 2006	$0.097	$0.080

_________________________
(1)
The August 2005 Merger by and among NuWave Technologies, Inc. and Corporate Strategies and its shareholders took place on August 31, 2005. Any common stock data transactions which occurred prior to the date of the Merger pertain to NuWave Technologies, Inc.

(2)
On July 21, 2003, NuWave Technologies, Inc. effected a 1:50 reverse stock split, as previously approved by shareholders. All closing sales prices above have been restated retroactively for the effect of the reverse stock split.

As of June 20, 2006, there were approximately one hundred (100) holders of record of the Company’s common stock. This number does not include beneficial owners of the common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

The Company has never declared or paid any cash dividends on its common shares. In August of 2005, Corporate Strategies entered into a share exchange agreement whereby it exchanged all of the common stock of its subsidiary, CSI Business Finance, Inc. for 100,000 restricted shares of Series A convertible preferred stock of Health Express USA, Inc. (HEXS.OB) - subsequently renamed CSI Business Finance Inc. (CSIB.OB). The preferred stock shares acquired in this transaction were distributed to the shareholders of Corporate Strategies in the form of a dividend.

The Company currently intends to retain any future earnings to finance the growth and development of its business and future operations, and therefore does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

On December 13, 2005, the Emerge Capital Corp. 2005 Stock Incentive Plan (the “Plan”) was adopted and approved by shareholders. On a calendar year basis, an amount of shares of common stock equivalent to fifteen percent (15%) of the fully diluted shares outstanding on January 2 of any such calendar year (without taking into account outstanding Awards as defined in the Plan at the end of the prior calendar year) may be allocated, at the discretion of the Administrator, to be granted as Awards under the Plan, less Awards outstanding at the end of the prior calendar year. In no event shall the number of shares which may be allocated as Awards under the Plan be less than Ten Million (10,000,000) shares of common stock for a given calendar year. As of the date of this Prospectus, there are no outstanding options.

On June 5, 2006 the Company, pursuant to the Plan issued 500,000 free-trading shares to its employees. Additionally, 1,250,000 shares (500,000 of which are restricted) were issued to consultants during the second quarter of 2006.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services paid to our executive officer in all capacities for the fiscal year ended December 31, 2005. No other executive officer received compensation exceeding $100,000 during the year ended December 31, 2005.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#s)	All Other Compensation ($)
Mr. Timothy J. Connolly, Chief Executive Officer (1)	2005	$ 265,000	$20,000	$12,000	--	--	--

(1)	Mr. Timothy J. Connolly has served as Chief Executive Officer of the Company since August 31, 2005.

Stock Options

On December 13, 2005, the Emerge Capital Corp. 2005 Stock Incentive Plan (the “Plan”) was adopted and approved by shareholders. The purpose of the Plan is to promote the long-term growth and profitability of the Company by (a) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Company, and (b) enabling the Company to attract, retain and reward the best-available persons. The Plan permits the granting of stock options (including incentive stock options qualifying under Code Section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted share awards, phantom stock, deferred share units, performance awards, other stock-based awards, or any combination of the foregoing. On a calendar year basis, an amount of shares of common stock equivalent to fifteen percent (15%) of the fully diluted shares outstanding on January 2 of any such calendar year may be allocated, at the discretion of the Administrator, to be granted as awards under the Plan, less awards outstanding at the end of the prior calendar year.

For the years ended December 31, 2003, 2004 and 2005, no options have been granted.

Employment Agreements

On September 1, 2004, Corporate Strategies entered into a five (5) year employment agreement, effective June 1, 2004, with Timothy J. Connolly to serve as Chief Executive Officer and director of Corporate Strategies. The agreement has a renewal provision and provides for an annual salary and bonus upon attaining certain performance criteria set by the board of directors. The agreement also provides certain anti-dilution provisions in return for an extension of lock-up of the Chief Executive Officer’s shares until December 31, 2007 and for certain other fringe benefits.

On September 1, 2004, Corporate Strategies entered into a three (3) year employment agreement with Fred Zeidman to serve as President and a director of Corporate Strategies. The agreement has a renewal provision and provides for an annual salary and bonus upon attaining certain performance criteria set by the board of directors and certain fringe benefits. In addition, Mr. Zeidman receives fifty percent (50%) of all consulting fees from companies directly provided by or supervised by him.

HOW TO GET MORE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

CHANGES IN AND DISAGREEMENTS
WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 2, 2005, the Company engaged Thomas Leger & Co., L.L.P. (“Thomas Leger”) as its independent registered public accounting firm to audit the Company’s financial statements. The Company did not consult Thomas Leger on any matters described in Item 304(a)(2)(i) or (ii) of Regulation S-B during the Company’s two (2) most recent fiscal years or any subsequent interim period prior to engaging Thomas Leger.

Effective November 2, 2005, the Company dismissed Weiser LLP (“Weiser”) as its independent registered public accounting firm. Weiser’s report on the Company’s financial statements for the past two (2) fiscal years, which includes Weiser’s sole report for the fiscal year ended December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to uncertainty, audit scope, or accounting principles; however, the report included an explanatory paragraph wherein Weiser expressed substantial doubt about the Company’s ability to continue as a going concern. This change of independent registered public accountants was approved by the Company’s Board of Directors on November 2, 2005.

During the Company’s most recent two (2) fiscal years, which includes Weiser’s sole report on the Company’s financial statements for the fiscal year ended December 31, 2004, as well as the subsequent interim period through November 2, 2005, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

During the Company’s most recent two (2) fiscal years, which includes Weiser’s sole report on the Company’s financial statements for the fiscal year ended December 31, 2004, as well as the subsequent interim period through November 2, 2005, Weiser did not advise the Company of any of the matters identified in Item 304(a)(1)(iv)(B) of Regulation S-B.

On July 2, 2004, the Company had engaged Weiser as its principal accountant to audit the Company’s financial statements. The Company did not consult Weiser on any matters described in paragraph (a)(2)(i) or (ii) of Item 304 of Regulation S-B during the Registrant’s two (2) most recent fiscal years or any subsequent interim period prior to engaging Weiser LLP.

Effective on June 30, 2004, the Company dismissed Marcum & Kliegman LLP as its independent registered public accounting firm. Marcum & Kliegman LLP’s report on the Company’s financial statements for the fiscal year ended 2003 did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope, or accounting principles; however, the report was modified to include an explanatory paragraph wherein Marcum & Kliegman LLP expressed substantial doubt about the Company’s ability to continue as a going concern. Marcum & Kliegman LLP’s dismissal was recommended and approved by the Company’s Board. During the fiscal year ended 2003, as well as the subsequent interim period through June 30, 2004, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Marcum & Kliegman LLP did not advise the Company of any of the matters identified in paragraph (a)(1)(B), (a) (1) (C), (D) or (E) of Item 304 of Regulation S-B.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS

Pages
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF EMERGE CAPITAL CORP. FOR THE THREE (3) MONTHS ENDED MARCH 31, 2006 AND 2005
Unaudited Condensed Consolidated Balance Sheet as of March 31, 2006	F-1
Unaudited Condensed Consolidated Statements of Operations for the three (3) months ended March 31, 2006 and 2005	F-2
Unaudited Condensed Consolidated Statements of Cash Flows for the three (3) months ended March 31, 2006 and 2005	F-3
Unaudited Notes to Condensed Consolidated Financial Statements	F-4 - F-8

Pages
CONSOLIDATED FINANCIAL STATEMENTS OF EMERGE CAPITAL CORP. FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
Report of Independent Registered Public Accounting Firm - Thomas Leger & Co., L.L.P.	F-9
Consolidated Balance Sheet as of December 31, 2005	F-10
Consolidated Statements of Operations for the years ended December 31, 2005 and 2004	F-11
Consolidated Statement of Changes in Shareholders’ Deficit for the years ended December 31, 2005 and 2004	F-12 - F-13
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-14 - F-15
Notes to Consolidated Financial Statements	F-16 - F-34

F-i

EMERGE CAPITAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2006 (Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$531,537
Restricted cash	98,452
Purchased accounts receivable	84,765
Other accounts receivable (net of allowance for bad debts of $78,737)	183,910
Notes receivable	227,004
Note receivable due from affiliate	162,295
Receivable due from affiliate	166,091
Investment in marketable securities	1,156,793
Deferred financing costs	86,076
Prepaid expense	107,041
Total current assets	2,803,964

NONCURRENT ASSETS
Fixed assets, net	71,132
Total noncurrent assets	71,132
TOTAL ASSETS	$2,875,096

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$302,868
Accrued liabilities	25,927
Convertible debentures--net of $357,621 discount	183,117
Notes payable	164,509
Accrued interest payable	49,298
Unearned income	264,250
Derivative liability	850,718
Due to clients	24,822
Total current liabilities	1,865,509

NONCURRENT LIABILITIES
Convertible debentures--net of $198,339 discount	1,501,661
Note payable	190,963
Accrued interest payable	132,189
Total noncurrent liabilities	1,824,813

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ DEFICIT
Preferred Stock, par value $.01, 2,000,000 shares authorized:
Series A Convertible Preferred Stock, noncumulative, $.01 par value; 400,000 shares authorized; none issued
Series B Convertible Preferred Stock, 100,000 shares authorized; 100,000 shares issued and outstanding; no liquidation or redemption value	1,000
Series C Preferred Stock; liquidation preference of $378,000 redeemable at $1,500 per share at Company option, cumulative dividends of $120 per share per year, non-voting, par value $.01, 1,000 shares authorized, 254 shares issued and outstanding	3
Common stock, $.001 par value; 900,000,000 shares authorized; 23,835,816 shares issued and outstanding	23,836
Additional paid-in capital	529,015
Retained deficit	(1,369,080)
Total shareholders’ deficit	(815,226)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,875,096

See accompanying notes to these condensed consolidated financial statements.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31
	2006	2005
REVENUE
Discount income	$9,668	$59,232
Consulting revenue	171,250	75,000
Marketable securities gain	664,615	127,017
Fee income	20,000	--
Total revenue	865,533	261,249

GENERAL AND ADMINISTRATIVE EXPENSES
Salaries and benefits	146,540	106,388
Advertising	26,565	9,170
Business development, travel and entertainment	19,030	29,631
Rent	18,858	14,631
Depreciation and amortization	6,163	3,494
Professional fees	134,468	63,203
Other	27,869	43,652
Total general and administrative expenses--net of allocation to affiliated entities--$24,796 for 2006 and $20,333 for 2005	379,493	270,169

OPERATING INCOME (LOSS)	486,040	(8,920)

OTHER (INCOME) EXPENSE
Interest expense	31,384	19,410
Interest expense-derivatives	81,491	17,837
Net change in fair value of derivative liabilities	182,653	148,547
Debt extinguishment	(94,365)	--
Other expense	11,501	--
Other income	(16,268)	(39,951)
Interest income	(17,508)	--
Gain on sale of subsidiary--Note 6	(3,042,406)	--
Total other (income) expense	(2,863,518)	145,843
Income (loss) before income tax	3,349,558	(154,763)

INCOME TAX PROVISION
Current income tax expense (benefit)	--	--
Deferred income tax expense	--	83,795
Total income tax provision (benefit)	--	83,795

INCOME (LOSS) FROM CONTINUING OPERATIONS	3,349,558	(238,558)
LOSS FROM DISCONTINUED OPERATIONS	4,687	53,888
NET INCOME (LOSS)	3,344,871	(292,446)
Preferred dividends paid	12,348	15,156
INCOME (LOSS) APPLICABLE TO COMMON SHARES	$3,332,523	$(307,602)
Basic income (loss) per share:
Income (loss) from continuing operations	$0.14	$--
Loss from discontinued operations	--	--
	$0.14	$--
Diluted income (loss) per share:
Income (loss) from continuing operations	$0.01	$--
Loss from discontinued operations	--	--
	$0.01	$--

Basic average shares outstanding	23,735,816	66,630,000

Diluted average shares outstanding	490,271,170	66,630,000

See accompanying notes to these condensed consolidated financial statements.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,344,871	$(292,442)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities	(3,290,583)	308,221
Net cash provided by operating activities	54,288	15,779

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(5,418)	(84,496)
Cash received for sale of subsidiary	93,396	--
Proceeds from sale of investments	23,220	--
Net cash provided by (used in) investing activities	111,198	(84,496)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on note payable	--	(73,809)
Preferred dividends paid	(12,348)	(15,156)
Net cash used in financing activities	(12,348)	(88,965)

Net cash provided by operating activities of discontinued operations	--	98,988
Net cash used in investing activities of discontinued operations	--	(26,517)
Net cash provided by financing activities of discontinued operations	--	750

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	153,138	(84,461)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	378,399	391,143
CASH AND CASH EQUIVALENTS, END OF PERIOD	$531,537	$306,682
SUPPLEMENTAL INFORMATION
Interest paid	$--	$4,217
Taxes paid	$9,882	$--
Redemption and purchase of preferred stock:
Decrease in accounts receivable	$15,000	$43,500
Increase in notes payable	$240,000	$--
Decrease in paid-in capital	$243,498	$25,337
Sale of subsidiary:
Assets sold	$2,906,001	$--
Liabilities assumed by buyer	$5,855,011	$--

See accompanying notes to these condensed consolidated financial statements.

EMERGE CAPITAL CORP. AMD SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the condensed consolidated financial position of Emerge Capital Corp. (“Emerge”) and “Subsidiaries” as of March 31, 2006 and their condensed consolidated results of operations and cash flows for the three months ended March 31, 2006 and the three months ended March 31, 2005. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006.

As used herein, the “Company” refers to Emerge or Emerge together with its subsidiaries. The Company’s fiscal year ends on December 31st.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission for interim financial statements. The unaudited condensed consolidated financial statements and the notes thereto in this report should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (the “10-KSB”).

On August 31, 2005, NuWave Technologies, Inc. (“NuWave”) entered into a merger agreement (the “Agreement”) with Corporate Strategies, Inc. (“Corporate Strategies”) and the shareholders of Corporate Strategies. The Company was subsequently renamed Emerge.

As a result of the merger, former shareholders of Corporate Strategies collectively own 100% of the Company’s Series B Convertible Preferred Stock (“the Series B Preferred”). Upon conversion of the Series B Preferred into common shares, the common shares issued upon conversion shall be equal to ninety-five percent (95%) of the issued and outstanding stock of the Company (calculated on a fully diluted basis as of the date of the merger).

The Series B Preferred shareholders and the holders of the common stock vote together and the Series B Preferred shall be counted on an “as converted” basis, thereby giving the Series B Preferred shareholders control of the Company. The transaction is being accounted for as a reverse acquisition since control of the merged group has passed to the shareholders of the acquired company (Corporate Strategies).

The Company primarily provides business restructuring, turnaround execution and business development advisory services for emerging and re-emerging public and private companies.

The Company owned Aim American Mortgage, Inc. (“Aim”) from February 18, 2003 through December 31, 2005. Aim is engaged in residential mortgage brokerage activities. The consolidated financial statements of the Company include the results of the operations of Aim through December 31, 2005. Aim was sold on December 31, 2005 and has been reflected in discontinued operations in the financial statements.

On October 22, 2004, the Company formed CSI Business Finance, Inc. (“CSIBF”), a corporation organized under the laws of the state of Texas, for the purpose of engaging in equipment leasing and other business finance activities. The consolidated financial statements of the Company include the results of operations of CSIBF for the period from October 22, 2004 (inception) through August 31, 2005, the date CSIBF was distributed to shareholders. The results are presented in discontinued operations.

Lehigh Acquisition Corp. (“Lehigh”) was a subsidiary of NuWave and is treated as if it was acquired August 31, 2005, the date of merger. Lehigh was sold on February 3, 2006. The interim financial statements include the operations of Lehigh from September 1, 2005 through February 3, 2006. The results are presented in discontinued operations.

EMERGE CAPITAL CORP. AMD SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION (continued)

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated.

Since Corporate Strategies is the surviving entity of the reverse merger, the financial statements include the results of operations since the merger (August 31, 2005) for NuWave and its consolidated subsidiaries, and the operations of Corporate Strategies since its inception.

NOTE 2 - INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is computed by dividing the net income (loss) applicable to common shares by the weighted average number of common shares outstanding during the period.

Diluted net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding adjusted for the dilutive effects of the assumed issuance of potentially dilutive securities. The number of shares issuable upon the conversion of the outstanding Series B Preferred and secured convertible debentures that was used in the fully diluted earnings per share computation for the quarter ended March 31, 2006 was 466,535,354. There were no potentially dilutive shares at March 31, 2005.

The following is a reconciliation of the numerators and denominators used in the calculation of basic and diluted earnings per share for March 31, 2006. The adjustments were the same for both income from continuing operations and income applicable to common shares.

	Continuing Operations	Applicable to Common Shares

Income	$3,349,558	$3,332,523
Less effect of derivatives	218,785	218,785
Income (numerator)	$3,568,343	$3,551,308
Shares—basic	23,735,816	23,735,816
Effect of convertible debentures	12,319,034	12,319,034
Effect of conversion of Series B Preferred	454,216,320	454,216,320
Shares--diluted (denominator)	490,271,170	490,271,170
Per share amount:
Basic	$0.14	$0.14
Diluted	$0.01	$0.01

EMERGE CAPITAL CORP. AMD SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 - RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

The Company has restated its consolidated balance sheet, consolidated statements of operations and cash flows for the year ended December 31, 2004 and interim periods during 2004 and 2005 from the amounts previously reported. The restatements include adjustments to (a) correct the accounting for convertible debentures to recognize the effects of derivatives, (b) remove the beneficial conversion feature previously recorded for the convertible debentures, and (c) recognize the effects those changes had on recording the merger at August 31, 2005. The Company is required to reissue and restate the Form10-QSB previously issued as of September 30, 2005 and for the three and nine months then ended, and the information included therein should not be relied on.

NOTE 4 - CONVERTIBLE DEBENTURES - DERIVATIVE FINANCIAL INSTRUMENTS

The Convertible Debentures issued from 2003 through 2005 have been accounted for in accordance with SFAS 133 and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.

The Company identified the following instruments with imbedded derivatives requiring evaluation and accounting under the relevant guidance applicable to financial derivatives:

Cornell Debenture issued 5/6/04 in the face amount of $400,000
Cornell Debenture issued 6/24/04 in the face amount of $500,000
Cornell Debenture issued 9/28/04 in the face amount of $400,000
Cornell Debenture issued 4/6/05 in the face amount of $400,000
Holland et. al. Debentures issued 12/8/03 in the face amount of $135,000
Holland et. al. Debentures issued 12/22/03 in the face amount of $250,000
Saporito Debenture issued 1/29/04 in the face amount of $100,000
Viola Debenture issued 10/12/04 in the face amount of $100,000
Cornell Debentures issued 5/5/05 in the face amount of $250,000
Cornell Debenture issued 7/20/05 in the face amount of $150,000

These embedded derivatives have been bifurcated from their respective host debt contracts and accounted for as derivative liabilities in accordance with EITF 00-19 and SFAS No. 133.

The embedded derivatives are marked-to-market each reporting period with changes in fair value recorded to the Company’s income statement as “Net change in fair value of derivative liabilities”. The Company has utilized a third party valuation firm to fair value the embedded derivatives using a layered discounted probability-weighted cash flow approach.

The fair value of the derivative liabilities are subject to the changes in the trading value of the Company’s common stock, as well as other factors. As a result, the Company’s financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of the Company’s stock at the balance sheet date and the amount of shares converted by debenture holders. Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

On February 3, 2006, as part of the sale of Lehigh, the Cornell Debentures for $250,000 issued 5/5/05 and $150,000 issued 7/20/05 were cancelled. The resulting gain on extinguishment of $94,365 has been included in debt extinguishment income.

NOTE 5 - SEGMENT REPORTING

The Company had four segments: business services (which consists of turnaround execution services, management restructuring services, and business development services) which was continuing at December 31, 2005, and mortgage brokerage, previously through its 85% owned subsidiary, Aim American Mortgage, Inc. which was sold on December 31, 2005; equipment leasing and business finance, through its wholly owned subsidiary, CSI Business Finance, Inc. which was distributed to the shareholders of Corporate Strategies effective August 31, 2005; and real estate development through its wholly owned subsidiary , Lehigh which was sold in February 2006. The mortgage brokerage, equipment leasing and real estate development segments are treated as discontinued operations in the financial statements.

EMERGE CAPITAL CORP. AMD SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5 - SEGMENT REPORTING (continued)

The Company primarily provides business restructuring, turnaround execution and business development advisory services for emerging and re-emerging public companies

The Company’s operations are conducted in the United States.

		DISCONTINUED OPERATIONS
	BUSINESS SERVICES	REAL ESTATE	MORTGAGE BROKERAGE	EQUIPMENT LEASING

Three months ended March 31, 2006:
Revenue	$865,533	$--	$--	$--
Income (Loss) before income tax	$3,349,558	$--	$--	$--
Segment assets	$2,875,096	$--	$--	$--

Three months ended March 31, 2005:
Revenue	$261,249	$--	$256,733	$40,034
Income (Loss) before income tax	$(154,759)	$--	$(65,626)	$11,738
Segment assets	$2,002,215	$--	$308,144	$338,136

NOTE 6 - SALE OF LEHIGH ACQUISITION CORP.

In February 2006, the Company sold its wholly-owned subsidiary, Lehigh, to Cornell Capital Partners, LP (“Cornell”)for total proceeds of $5,948,407 including the assumption of $4,881,274 promissory notes, $400,000 of convertible debentures, $573,737 of accrued expense and interest and cash of $93,396. The transaction resulted in a gain of $3,042,406.

NOTE 7. - INCOME TAXES

The gain from sale of the subsidiary discussed in Note 6 is a non-taxable transaction under the Internal Revenue Code.

EMERGE CAPITAL CORP. AMD SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8 - REPURCHASE OF PREFERRED STOCK

On February 21, 2006, the Company agreed to repurchase 272.278 shares of the Company’s Series C preferred stock for a promissory note of $240,000. The note bears interest at 8% and is payable in monthly installments of approximately $4,800 until paid in full.

On March 31, 2006 the Company redeemed ten shares of Series C preferred stock for $15,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FRIM

To the Shareholders

Emerge Capital Corp. (formerly Nuwave Technologies, Inc.) and Subsidiaries
Houston, Texas

We have audited the accompanying consolidated balance sheet of Emerge Capital Corp. (formerly Nuwave Technologies, Inc.) and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Emerge Capital Corp. (formerly Nuwave Technologies, Inc.) and Subsidiaries as of December 31, 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Thomas Leger & Co., L.L.P.
Thomas Leger & Co., L.L.P.

April 8, 2006
Houston, Texas

EMERGE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$378,399
Restricted cash	98,452
Purchased accounts receivable	90,005
Other accounts receivable (net of allowance for bad debts of $138,737)	85,628
Notes receivable	246,500
Note receivable-due from affiliate	344,282
Investment in marketable securities	605,692
Deferred financing costs	100,689
Prepaid expense	26,287
Total current assets	1,975,934

NONCURRENT ASSETS
Land held for development and sale	2,883,095
Investments	14,819
Fixed assets, net	71,877
Total noncurrent assets	2,969,791
TOTAL ASSETS	$4,945,725

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$308,278
Accrued liabilities	190,930
Convertible debentures - net of $9,781 discount	90,219
Notes payable	354,953
Accrued interest payable	184,798
Unearned income	46,000
Derivative liability	836,628
Due to clients	83,260
Total current liabilities	2,095,066

NONCURRENT LIABILITIES
Convertible debentures - net of $701,868 discount	1,883,132
Secured notes payable	4,615,858
Accrued interest payable	309,918
Total noncurrent liabilities	6,808,908

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ DEFICIT
Preferred Stock, par value $.01, 2,000,000 shares authorized:
Series A Convertible Preferred Stock, noncumulative, $.01 par value; 400,000 shares authorized; none issued	--
Series B Convertible Preferred Stock, 100,000 shares authorized; 100,000 shares issued and outstanding; no liquidation or redemption value	1,000
Series C Preferred stock; liquidation preference of $804,000 redeemable at $1,500 per share at Company option, cumulative dividends of $120.00 per share per year, non-voting, par value $.01, 1,000 shares authorized, 536 shares issued and outstanding	5
Common stock, $.001 par value; 140,000,000 shares authorized; 22,710,816 shares issued and outstanding	22,711
Additional paid-in capital	719,638
Retained deficit	(4,701,603)
Total shareholders’ deficit	(3,958,249)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$4,945,725

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2005	2004

REVENUE
Discount income	$153,108	$185,226
Consulting revenue	183,000	153,270
Marketable securities gain	80,600	323,613
Fee income	174,900	--
Total revenue	591,608	662,109

GENERAL AND ADMINISTRATIVE EXPENSES
Salaries and benefits	516,496	182,646
Advertising	58,622	42,949
Business development, travel and entertainment	134,465	65,986
Rent	71,819	25,252
Depreciation and amortization	20,232	13,976
Professional fees	366,754	249,845
Bad debt	78,787	388,000
Other	99,548	128,892
Total general and administrative expenses - 2005 is net of $38,000 allocation to an affiliated entity	1,346,723	1,097,546

OPERATING LOSS
	(755,115)	(435,437)
OTHER (INCOME) EXPENSE
Minority interest	--	(16,230)
Interest expense	192,543	45,281
Interest expense-derivatives	232,423	36,514
Net change in fair value of derivative liabilities	108,357	(131,860)
Debt modification gain	(392,017)	--
Other expense	43,014	--
Other income	(24,657)	(19,185)
Interest income	(36,909)	(27,166)
Recovery of bad debts	(169,456)	(115,000)
Gain on sale of property	(28,625)	--
Merger expense	3,434,943	--
Total other income	3,359,616	(227,646)

Loss before income tax	(4,114,731)	(207,791)

INCOME TAX PROVISION
Current income tax expense (benefit)	(50,570)	10,000
Deferred income tax expense	--	33,157
Total income tax provision (benefit)	(50,570)	43,157

NET LOSS FROM CONTINUING OPERATIONS	(4,064,161)	(250,948)

DISCONTINUED OPERATIONS
Loss from discontinued operations net of $61,020 gain from disposition	(157,082)	(230,853)

NET LOSS	(4,221,243)	(481,801)
Preferred dividends paid	60,196	72,086

LOSS APPLICABLE TO COMMON SHARES	$(4,281,439)	$(553,887)
Basic and diluted loss per share
Loss from continuing operations	$(0.20)	$(0.02)
Loss from discontinued operations	(0.01)	(0.01)
	$(0.21)	$(0.03)
Basic and diluted average shares outstanding	20,863,605	19,940,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Years Ended December 31, 2005 and 2004

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balance, December 31, 2003	766	$1	--	$--	45,000,000	$45,000
Redemption of preferred stock	(167)	--	--	--	--	--
Issuance of stock	--	--	14,880,000	14,880	6,750,000	6,750
Net loss	--	--	--	--	--	--
Preferred dividends paid	--	--	--	--	--	--

Balance, December 31, 2004	599	1	14,880,000	14,880	51,750,000	51,750

Exchange of Class B common stock for Class A common stock	--	--	25,000,000	25,000	(8,333,333)	(8,333)
Recapitalization through reverse merger and acquisition of Nuwave Technologies, Inc.	(570)	(1)	(39,880,000)	(39,880)	(43,416,667)	(43,417)
Distribution of CSI Business Finance, Inc. preferred stock to shareholders	--	--	--	--	--	--
Redemption of preferred stock	(29)	--	--	--	--	--
Net Loss	--	--	--	--	--	--
Preferred dividends paid	--	--	--	--	--	--

Balance, December 31, 2005	--	$--	--	$--	--	$--

							Additional
	Series B Preferred		Series C Preferred		Common Stock		Paid-in
	Shares	Amount	Shares	Amount	Shares	Amount	Capital

Balance, December 31, 2003	--	$--	--	$--	--	$--	$628,788
Redemption of preferred stock	--	--	--	--	--	--	(145,471)
Issuance of stock	--	--	--	--	--	--	257,985
Net loss	--	--	--	--	--	--	--
Preferred dividends paid	--	--	--	--	--	--	--

Balance, December 31, 2004	--	--	--	--	--	--	741,302

Exchange of Class B common stock for Class A common stock	--	--	--	--	--	--	(16,667)
Recapitalization through reverse merger and acquisition of Nuwave Technologies, Inc.	100,000	1,000	570	6	22,710,816	22,711	51,046
Distribution of CSI Business Finance, Inc. preferred stock to shareholders	--	--	--	--	--	--	(1,000)
Redemption of preferred stock	--	--	(34)	(1)	--	--	(55,043)
Net Loss	--	--	--	--	--	--	--
Preferred dividends paid	--	--	--	--	--	--	--

Balance, December 31, 2005	100,000	$1,000	536	$5	22,710,816	$22,711	$719,638

	Retained
	Deficit	Total

Balance, December 31, 2003	$96,000	$769,789
Redemption of preferred stock	--	(145,471)
Issuance of stock	--	279,615
Net loss	(481,801)	(481,801)
Preferred dividends paid	(72,086)	(72,086)

Balance, December 31, 2004	(457,887)	350,046

Exchange of Class B common stock for Class A common stock	--	--
Recapitalization through reverse merger and acquisition of Nuwave Technologies, Inc.	--	(8,535)
Distribution of CSI Business Finance, Inc. preferred stock to shareholders	37,723	36,723
Redemption of preferred stock	--	(55,044)
Net Loss	(4,221,243)	(4,221,243)
Preferred dividends paid	(60,196)	(60,196)

Balance, December 31, 2005	$(4,701,603)	$(3,958,249)

The accompanying notes are an integral part of these consolidated financial statements.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31
2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,221,243)	$(481,801)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,232	32,329
Amortization of deferred expenses	132,801	55,296
Minority interest	--	(16,230)
Loss from discontinued operations	218,102	--
Non-cash merger expenses	3,420,633	--
Non-cash expense for redemption of preferred stock	39,457	75,529
Non-cash interest expense-derivatives	232,423	36,514
Net change in fair value of derivative liability	108,357	(131,860)
Non-cash debt modification gain	(392,017)	--
Non-cash gain on sale of land	(25,776)	--
Non-cash gain on sale of subsidiary	(61,020)	--
Non-cash income	--	(6,653)
Non-cash deferred taxes	--	33,157
(Increase) decrease in assets:
Purchased accounts receivable	491,269	(262,001)
Other accounts receivable	42,382	(87,903)
Notes receivable	(2,298)	(80,913)
Deferred tax asset	(28,110)	--
Prepaid and other	(13,176)	(17,683)
Investment in marketable securities	295,623	(296,693)
Deferred expenses	--	(28,917)
Increase (decrease) in liabilities:
Accounts payable	(7,012)	(51,363)
Accrued liabilities	(135,852)	31,064
Margin loans	(466,986)	392,891
Unearned income	46,000	--
Current tax liability	--	(30,945)
Due to clients	61,799	(62,996)
Accrued interest	226,721	--
Net cash used in operating activities	(17,691)	(899,178)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(78,097)	(78,392)
Cash received in merger	35,853	--
Cash distributed at sale of subsidiary	(130,161)	--
Purchase of minimum lease payments receivable	--	(253,422)
Purchase of debentures	--	(86,285)
Redemption of investments	--	1,181
Net cash used in investing activities	(172,405	(416,918)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on note payable	--	(215,006)
Proceeds from note payable	--	279,352
Net proceeds from sale of convertible debentures	335,000	1,135,000
Net proceeds from issuance of common stock	--	270,000
Purchase of stock from minority interest	1,000	(7,500)
Proceeds from issuance of stock to minority interest	--	10,917
Preferred dividends paid	(60,196)	(72,086)
Net cash provided by financing activities	275,804	1,400,677

Year Ended December 31
2005	2004

NET INCREASE IN CASH AND CASH EQUIVALENTS	85,708	84,581
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	391,143	306,562

CASH AND CASH EQUIVALENTS, END OF PERIOD	$476,851	$391,143

SUPPLEMENTAL INFORMATION
Interest paid	$10,977	$44,916
Taxes paid	--	40,945
Redemption of preferred stock:
Decrease in accounts receivable	94,500	221,000
Decrease in paid-in capital	55,043	145,471
Acquired in merger:
Assets	3,128,348	--
Liabilities	6,456,805	--
Merger expenses	3,328,457	--
Assets of discounted operations	490,720	--
Liabilities of discounted operations	136,133	--
Non-cash liabilities acquired in merger	6,456,805	--
Capitalized interest	123,636	--
Increase in deferred expenses	--	165,000
Additional minority investment	--	17,584
Decrease in paid-in capital:
For change in par value	--	10,300
For cost of registration statement and issuance of common stock	--	85,714
Marketable securities exchanged for debentures	--	248,715
Common stock issued for services	19,800	--
Reserve for bad debts	78,787	388,000

The accompanying notes are an integral part of these consolidated financial statements.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 1 - DESCRIPTION OF MERGER, NATURE OF OPERATIONS AND CONSOLIDATION

On August 31, 2005, NuWave Technologies, Inc. ( “NuWave” or “the Company”) entered into a merger agreement (the “Agreement”) with Corporate Strategies, Inc. (“Corporate Strategies”) and the shareholders of Corporate Strategies (“Shareholders”). The Company was subsequently renamed Emerge Capital Corp. The transaction is being accounted for as a reverse acquisition since control of the merged group has passed to the shareholders of the acquired company (Corporate Strategies).

Pursuant to the terms of the Agreement, the Company issued one (1) share of its common stock (“Common Stock”), par value $0.001 per share, to each holder of Corporate Strategies Class A common stock in exchange for two (2) shares of Corporate Strategies Class A common stock, par value $0.001 per share. Second, the Company issued one (1) share of the Company’s Series C preferred stock (“Series C Preferred”), par value $0.01 per share, to each holder of Corporate Strategies Series A preferred stock for one (1) share of Corporate Strategies Series A preferred stock, par value $0.001 per share.

The Company issued and delivered shares of its Series B convertible Preferred stock (“Series B Preferred”) to each holder of Corporate Strategies Class B common stock so that effectively upon conversion of the Series B Preferred into common shares, the common shares issued upon conversion shall be equal to ninety-five percent (95%) of the issued and outstanding stock of the Company (calculated on a fully diluted basis as of the date of the Merger, following the issuance of all the Merger Consideration (as such term is defined in the Agreement) and after giving effect to such conversion, but not including any shares of Common Stock issuable upon conversion of any then outstanding Company convertible debentures ). Therefore, the Merger Consideration for the Common Stock, Series C Preferred and Series B Preferred was the Corporate Strategies Class A common, Series A preferred and Class B common, respectively. The number of shares issued to the Shareholders in connection with the Merger was based upon a determination by the Company’s Board of Directors (the “Board”).

The Series B Convertible Preferred Stockholders and the holders of the common stock vote together and the Preferred Stock shall be counted on an “as converted” basis, thereby giving the Preferred Shareholders control of the Company.

NATURE OF OPERATIONS AND ORGANIZATION

The Company primarily provides business restructuring, turnaround execution and business development advisory services for emerging and re-emerging public and private companies.

The Company owned Aim American Mortgage, Inc. (“Aim”), from February 18, 2003 to December 31, 2005. Aim engaged in residential mortgage brokerage activities. The consolidated financial statements of the Company include the results of the operations of Aim through December 31, 2005. Aim was sold on December 31, 2005 and has been reflected in discontinued operations in the financial statements.

On October 22, 2004, the Company formed CSI Business Finance, Inc. (“CSIBF”), incorporated in Texas, for the purpose of engaging in equipment leasing and other business finance activities. The consolidated financial statements of the Company include the results of operations of CSIBF for the period from October 22, 2004 (inception) to August 31, 2005, the date CSIBF was distributed to shareholders. The results are presented in discontinued operations.

CONSOLIDATION AND PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated.

Since Corporate Strategies is the surviving entity of the reverse merger, the financial statements include the results of operations since the merger (August 31, 2005) for NuWave and its consolidated subsidiaries, and the operations of Corporate Strategies since its inception. The statement of operations for the year ended December 31, 2004 is that of Corporate Strategies.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin 104. Revenue is recognized at the date a formal arrangement exists, the price is fixed or determinable, the delivery is complete, no other significant obligation of the Company exists and collectibility is reasonably assured.

Revenues from sales of real estate are recorded when title is conveyed to the buyer, adequate cash payment has been received and there is no continued involvement .The subsidiary holding real estate was sold in February 2006.

Commission income from the brokering of loans is recognized when all of the services required to be performed for such revenues have been completed. Incremental direct costs include credit reports appraisal fees, document preparation fees, wire fees, filing fees, and commissions, and are included in operating expenses, net of reimbursements. The mortgage brokerage subsidiary was sold in December 2005, and the results are included in discontinued operations.

Discount income from purchased receivables represents a percentage of the purchase invoice. The discount percentage earned is determined by the number of days the invoice is outstanding.

Consulting revenue is recognized as services are performed.

Marketable securities gains (losses) is both trading gains or losses and the change in market value of the trading securities owned by the Company, including related puts and calls, in accordance with Financial Accounting Standard 115 “Accounting for Certain Investments in Debt and Equity Securities.”

Lease agreements, under which the Company recovers substantially all its investment from the minimum lease payments are accounted for as finance leases. At lease commencement, the Company records a minimum lease payment receivable and unearned lease income. The remaining unearned income is recognized as revenue over the term of receivables using the interest method. The leasing subsidiary was distributed to shareholders in August 2005, and the results are included in discontinued operations.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statement of cash flows, the Company considers all short-term securities purchased with a maturity date of three months or less to be cash equivalents.

COLLECTIBILITY OF ACCOUNTS AND NOTES RECEIVABLE

The accounts and notes receivable are reviewed monthly for aging and quarterly credit evaluation of the customer’s financial condition to determine collectibility. Write-offs or an increase in the allowance for doubtful accounts are made based on this evaluation. The allowance for doubtful accounts was approximately $138,000 at December 31, 2005 .

The purchased accounts receivable have a related liability on the Company’s financial statements called “Due to Clients.” This liability includes an amount which represents the difference between the face amount of the invoices purchased and the amount paid by the Company for the invoice. This amount effectively serves as an additional allowance for doubtful accounts since it can be used to offset the customer’s uncollected purchased account receivable balances.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FIXED ASSETS

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

LAND HELD FOR DEVELOPMENT AND SALE

Land held for development and sale is stated at the seller’s historical cost basis, plus the costs of improvements. The subsidiary holding the land was sold in February 2006.

INTEREST CAPITALIZATION

The Company follows SFAS No. 34, “Capitalization of Interest Costs”, which provides for the capitalization of interest as part of the historical cost of acquiring certain assets. Interest is capitalized on assets that require a period of time to get them ready for their intended use, such as real estate development projects. Interest is capitalized from the period activities begin, such as planning and permitting, until such time as the project is complete. Interest costs include interest recognized on obligations having explicit rates, as well as the amortization of discounts that result from imputing interest on convertible debentures over the life of the obligation. Interest is capitalized on only the net book value of the land and improvements, net of the discount recorded on the acquisition of the land. Interest on specific borrowings associated with the land, that are in excess of its net book value are expensed as incurred. Capitalized interest on land held for development and sale for the four months since the merger was $39,158.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically assesses the recoverability of long-lived assets, including property and equipment and land held for development and sale, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivatives are accounted for in accordance with SFAS 133 and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock

FAIR VALUE DISCLOSURE AT DECEMBER 31, 2005

The carrying value of cash, notes and accounts receivable, accounts payable, accrued liabilities and notes payable are reasonable estimates of their fair value because of short-term maturity.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will assure full realization. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

ADVERTISING

Advertising costs are expensed as incurred. Advertising expense on continuing operations was $58,622 and $42,949 for the years ended December 31, 2005 and 2004, respectively.

NET LOSS PER SHARE

Basic income (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted average of common shares outstanding during the year. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per share.

RECLASSIFICATIONS

The accompanying consolidated financial statements for prior years contain certain reclassifications to conform with current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2005, the Securities and Exchange Commission amended the effective date of Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (`SFAS 123R”), from the first interim or annual period after June 15, 2005 to the beginning of the next fiscal year that begins after June 15, 2005. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost will be recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. In addition, the Company will be required to determine fair value in accordance with SFAS 123R. The Company does not expect that SFAS 123R will have a material impact on its consolidated financial statements.

In May 2005, the Financial Accounting Standards Board (`FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3”(`SFAS 154”), which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets to be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance in APB 20 for reporting the correction of an error in previously issued financial statements, a change in accounting estimate and a change in reporting entity, as well as the provisions of SFAS 3 that govern reporting accounting changes in interim financial statements. The Company does not expect that SFAS 154 will have a material impact on its consolidated financial statements.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29” (“SFAS No. 153”). Previous guidance regarding the accounting for nonmonetary assets was based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. This previous guidance, however, included certain exceptions to that principle, SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are generally effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 153 will have a material impact on its consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). FIN 47 is an interpretation of FAS No. 143, Asset Retirement Obligations, and relates to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The adoption of FIN 47, effective December 31, 2005, did not have an effect on the Company’s consolidated results of operations or financial position.

NOTE 3 - RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

The Company has restated its consolidated balance sheet, consolidated statements of operations and cash flows for the year ended December 31, 2004 and interim periods during 2004 and 2005 from the amounts previously reported. The restatements include adjustments to (a) correct the accounting for convertible debentures to recognize the effects of derivatives, (b) remove the beneficial conversion feature previously recorded for the convertible debentures, and (c) recognize the effects those changes had on recording the merger at August 31, 2005.

Following is a summary of the restatement adjustments:

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2004

	Previously Reported	Increases (Decreases)	As Restated

Merger Expenses	$370,894	$(325,000)	$45,894
Interest expense -derivatives	--	36,514	36,514
Net change in fair value of derivative liability	--	(131,860)	(131,860)

Total restatements	$370,894	$(420,346)	$(49,452)

Net loss	$(974,233)	$(420,346)	$(553,887)

Basic and diluted loss per share	$(0.02)		$(0.01)

Weighted average common shares used in computing basic and diluted loss per share	57,736,557		57,736,657

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 4 - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments, which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts and notes receivable and marketable securities. The Company maintains its cash accounts in a high quality FDIC insured bank in Texas and in money market brokerage accounts. The Company’s accounts receivables consist of purchased receivables for consulting from companies located in the United States. The Company performs ongoing credit evaluations of its customers’ financial conditions to ensure collections and minimize losses. The Company reduces its credit risk relating to marketable securities through diversification of marketable securities held.

For the years ended December 31, 2005 and 2004, the Company had sales as a percent of annual revenues from continuing operations to the following customers:

	2005	2004

Customer A	26%	13%
Customer B	10%	--

No other customers accounted for more than 10% of revenue during the year.

NOTE 5 - CONCENTRATION OF TRANSACTIONS WITH CORNELL CAPITAL PARTNERS, L. P.

At December 31, 2005, $2,100,000 of the convertible debentures and $ 4,881,274, of secured notes payable are owed to a single creditor, Cornell Capital Partners, L.P (“Cornell”).

Cornell was the principal lender to Nuwave both before and after the merger.

A wholly owned subsidiary, Lehigh Acquisitions was sold to Cornell in February 2006. Lehigh owns the land held for development and sale reflected in the financial statements. Proceeds from the sale of $5,556,356 reduced indebtedness to Cornell by $5,281,274.

Cornell has significant relationships with affiliated companies, both as a purchaser and lender.

NOTE 6 - PURCHASED ACCOUNTS RECEIVABLE

The Company purchases accounts receivable balances from clients and typically pays less than the face value of the balance at the time a receivable is purchased. Any amounts collected by the Company in excess of the amounts paid for the purchased accounts receivable less fees earned and required reserves are remitted to client. Such excess amounts may be applied to offset uncollected account balances. Any remaining excess amounts are recorded in the balance sheet as due to clients.

NOTE 7 - FIXED ASSETS

Fixed assets consisted of the following at December 31, 2005:

Computer equipment	$37,799
Furniture and fixtures	61,094
Leasehold improvements	38,752
Intangible	5,000
142,645

Less accumulated depreciation	(70,768)

Fixed assets, net	$71,877

Depreciation expense for the years ended December 31, 2005 and 2004 was $20,232 and $13,976, respectively.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 8 - INVESTMENT IN MARKETABLE SECURITIES

Investments in marketable securities primarily include shares of common stock in various companies. The investments are considered trading securities, and accordingly any changes in market value are reflected in the consolidated statement of operations. At December 31, 2005 and 2004, the Company had unrealized gains (losses) of $27,930 and ($25,319), respectively, related to marketable securities held on those dates. These unrealized losses are included in the consolidated statements of operations for the respective years.

Investments include shares of common stock in companies which do not have a readily determinable fair market value and are accounted for using the cost method. Once a quarter, the financial statements, operations and any other information needed to evaluate these investments are reviewed to determine if an impairment needs to be recorded.

NOTE 9 - NOTE RECEIVABLE DUE FROM AFFILIATE

A note receivable from CSI Business Finance, Inc was entered into on July 1, 2005. The original note of $320,034 is adjusted monthly for net receivable/payable transactions, bears interest at 12%, and is payable on June 30, 2006 or upon demand by Emerge.

NOTE 10 - NOTES PAYABLE

On November 20, 2002, the Company obtained an unsecured revolving line of credit of $100,000 at prime plus 2% with an open maturity date. At December 31, 2005, the prime rate was 7.25% and amount borrowed was $89,537. At December 31, 2005, all payments under the terms of the note were current.

As a result of the merger with NuWave at August 31, 2005, the Company acquired the following notes payable:

$1,400,000 note payable, secured by land, due in January 2010 (paid in February 2006 - see Note 23 - Subsequent events.)
$3,481,274 secured by land, due in December 2008 (paid in February 2006 - see Note 23 - Subsequent events.)

NOTE 11 -CONVERTIBLE DEBENTURES - DERIVATIVE FINANCIAL INSTRUMENTS

The Convertible Debentures issued from 2003 through 2005 have been accounted for in accordance with SFAS 133 and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

The Company has identified the following instruments have derivatives requiring evaluation and accounting under the relevant guidance applicable to financial derivatives:

Cornell Debenture issued 5/6/04 in the face amount of $400,000
Cornell Debenture issued 6/24/04 in the face amount of $500,000
Cornell Debenture issued 9/28/04 in the face amount of $400,000
Cornell Debenture issued 4/6/05 in the face amount of $400,000
Holland et. al. Debentures issued 12/8/03 in the face amount of $135,000
Holland et. al. Debentures issued 12/22/03 in the face amount of $250,000
Saporito Debenture issued 1/29/04 in the face amount of $100,000
Viola Debenture issued 10/12/04 in the face amount of $100,000
Cornell Debentures issued 5/5/05 in the face amount of $250,000
Cornell Debenture issued 7/20/05 in the face amount of $150,000

The Company has identified the above debentures have embedded derivatives. These embedded derivatives have been bifurcated from their respective host debt contracts and accounted for as derivative liabilities in accordance with EITF 00-19. When multiple derivatives exist within the Convertible Notes, they have been bundled together as a single hybrid compound instrument in accordance with SFAS No. 133 Derivatives Implementation Group Implementation Issue No. B-15, “Embedded Derivatives: Separate Accounting for Multiple Derivative Features Embedded in a Single Hybrid Instrument.”

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 11 -CONVERTIBLE DEBENTURES - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

The embedded derivatives within the Convertible Notes have been recorded at fair value at the date of issuance; and are marked-to-market each reporting period with changes in fair value recorded to the Company’s income statement as “Net change in fair value of derivative liabilities.” The Company has utilized a third party valuation firm to fair value the embedded derivatives using a layered discounted probability-weighted cash flow approach.

The fair value of the derivative liabilities are subject to the changes in the trading value of the Company’s common stock, as well as other factors. As a result, the Company’s financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of the Company’s stock at the balance sheet date and the amount of shares converted by note holders. Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

CORNELL 5/06/04 CONVERTIBLE DEBENTURE

On May 6, 2004, Corporate Strategies entered into a Secured Debenture agreement with Cornell Capital Partners LP, pursuant to which the Company sold $400,000 of convertible notes due May 5, 2007.

The notes bear interest at 5%, which is accrued until maturity on May 5, 2007. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.18 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on 80% of the lowest closing bid price for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock, subject to an ownership limitation of 4.99% of the outstanding stock. The Company has the right to repurchase the Notes at 120% of the face amount. The conversion feature, reset provision and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair valued using a layered discounted probability-weighted cash flow approach.

CORNELL 6/24/04 CONVERTIBLE DEBENTURE

On June 24, 2004, Corporate Strategies entered into a Secured Debenture agreement with I-Voice, pursuant to which the Company sold $500,000 of convertible notes due May 1, 2007. The notes were subsequently assigned to Cornell Capital Partners, L.P.

The notes bear interest at 5%, which is accrued until maturity on May 1, 2007. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.114 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on 80% of the lowest closing bid price for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock, subject to an ownership limitation of 4.99% of the outstanding stock. The Company has the right to repurchase the Notes at 120% of the face amount. The conversion feature, reset provision and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair value using a layered discounted probability-weighted cash flow approach

CORNELL 9/28/04 CONVERTIBLE DEBENTURE

On September 28, 2004, Corporate Strategies entered into a Secured Debenture agreement with Cornell Capital Partners, L.P., pursuant to which the Company sold $400,000 of convertible notes due September 28, 2007.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 11 -CONVERTIBLE DEBENTURES - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

The notes bear interest at 5%, which is accrued until maturity on September 28, 2007. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.084 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on 80% of the lowest closing bid price for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock, subject to an ownership limitation of 4.99% of the outstanding stock. The Company has the right to repurchase the Notes at 120% of the face amount. The conversion feature, reset provision and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair valued using a layered discounted probability-weighted cash flow approach.

CORNELL 4/06/05 CONVERTIBLE DEBENTURE

On April 6, 2005, Corporate Strategies entered into a Secured Debenture agreement with Cornell Capital Partners, L.P., pursuant to which the Company sold $400,000 of convertible notes due April 6, 2008.

The notes bear interest at 5%, which is accrued until maturity on April 6, 2008. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.108 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on 80% of the lowest closing bid price for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock, subject to an ownership limitation of 4.99% of the outstanding stock. The Company has the right to repurchase the Notes at 120% of the face amount. The conversion feature, reset provision and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair valued using a layered discounted probability-weighted cash flow approach.

HOLLAND ET. AL. 12/08/03 SECURED CONVERTIBLE NOTES

On December 8, 2003, NuWave entered into a Secured Debenture agreement with five investors (Holland et. al) pursuant to which NuWave sold $135,000 of 5% convertible notes due December 8, 2005.

The notes bear interest at 5%, which is accrued until maturity on December 8, 2005. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.216 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on 80% of the lowest daily volume weighted average price (“VWAP”) for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock. The Company has the right to repurchase the Notes at 110% of the face amount. The notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless the other indebtedness is expressly made subordinate to the notes. The notes were acquired by the Company effective August 31, 2005 as part of the reverse merger between NuWave and the Corporate Strategies. The notes were amended on November 30, 2005 to defer the maturity date to January 31, 2007. The conversion feature, reset provision and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair valued using a layered discounted probability-weighted cash flow approach. The modification was determined to be substantial and the Company accounted for the modification as an extinguishment of debt, under EITF 96-19 and recorded the replacement note. The single compound embedded derivative liability was valued using the same methodology for the replacement note.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 11 -CONVERTIBLE DEBENTURES - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

HOLLAND ET. AL. 12/22/03 SECURED CONVERTIBLE NOTES

On December 22, 2003, NuWave entered into a Secured Debenture agreement with two investors (Holland et. al) pursuant to which Nuwave sold $250,000 of convertible notes due December 22, 2005.

The notes bear interest at 5%, which is accrued until maturity on December 22, 2005. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.168 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on 80% of the lowest daily volume weighted average price (“VWAP”) for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock. The Company has the right to repurchase the Notes at 110% of the face amount. The notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless the other indebtedness is expressly made subordinate to the notes. The notes were acquired by the Company effective August 31, 2005 as part of the reverse merger between NuWave and Corporate Strategies The notes were amended on November 30, 2005 to defer the maturity date to January 31, 2007. The conversion feature, reset provision and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and valued using a layered discounted probability-weighted cash flow approach. The modification was determined to be substantial and the Company accounted for the modification as an extinguishment of debt under EITF 96-19, and recorded the replacement note. The single compound embedded derivative liability was valued using the same methodology for the replacement note.

SAPORITO CONVERTIBLE DEBENTURE

On January 29, 2004, NuWave entered into a Secured Debenture agreement with Joanna Saporito pursuant to which NuWave sold $100,000 of convertible notes due January 29, 2006.

The notes bear interest at 5%, which is accrued until maturity on January 29, 2006. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.156 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on 80% of the lowest daily volume weighted average price (“VWAP”) for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock. The Company has the right to repurchase the Notes at 110% of the face amount. The notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless the other indebtedness is expressly made subordinate to the notes. The notes were acquired by the Company effective August 31, 2005 as part of the reverse merger between NuWave Technologies and Corporate Strategies. The notes were amended on November 30, 2005 to defer the maturity date to January 31, 2007. The conversion feature, reset provision and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair valued using a layered discounted probability-weighted cash flow approach. The modification was determined to be substantial and the Company accounted for the modification as an extinguishment of debt under EITF 96-19, and recorded the replacement note. The single compound embedded derivative liability was valued using the same methodology .

VIOLA CONVERTIBLE DEBENTURE

On October 12, 2004, NuWave Technologies entered into a Secured Debenture agreement with Mary-Ellen Viola pursuant to which NuWave sold $100,000 of convertible notes due October 12, 2006.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 11 -CONVERTIBLE DEBENTURES - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

The notes bear interest at 5%, which is accrued until maturity on October 12, 2006. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.078 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share based on 80% of the lowest closing bid price for the five trading days prior to conversion. The Holder has the right to cause the notes to be converted into common stock, subject to an ownership limitation of 9.99% of the outstanding stock. The Company has the right to repurchase the Notes at 110% of the face amount. The notes were acquired by the Company effective August 31, 2005 as part of the reverse merger between NuWave and Corporate Strategies. The conversion feature, reset provision and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair valued using a layered discounted probability-weighted cash flow approach.

CORNELL 5/5/05 CONVERTIBLE DEBENTURE

On May 5, 2005, NuWave entered into a Secured Debenture agreement with Cornell Capital Partners LP, pursuant to which NuWave sold $250,000 of convertible notes due December 1, 2005.

The notes bear interest at 12%, which is accrued until maturity on December 1, 2005. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.084 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions. The Holder has the right to cause the notes to be converted into common stock, subject to an ownership limitation of 4.99% of the outstanding stock. The Company has the right to repurchase the Notes at 120% of the face amount. The notes were acquired by the Company effective August 31, 2005 as part of the reverse merger between NuWave Technologies and Corporate Strategies. The notes were amended on November 30, 2005 to defer the maturity date to January 31, 2007. The conversion feature and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair valued using a layered discounted probability-weighted cash flow approach. The modification was determined to be substantial and the Company accounted for the modification as an extinguishment of debt under EITF 96-19, and recorded the replacement note. The single compound embedded derivative liability was valued using the same methodology. This debenture obligation was released on February 3, 2006 pursuant to that certain Stock Purchase Agreement, by and between the Company and Cornell Capital.

CORNELL 7/20/05 CONVERTIBLE DEBENTURE

On July 20, 2005, NuWave entered into a Secured Debenture agreement with Cornell Capital Partners LP, pursuant to which NuWave sold $150,000 of convertible notes due February 15, 2006.

The notes bear interest at 12%, which is accrued until maturity on February 15, 2006. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $0.066 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions. The Holder has the right to cause the notes to be converted into common stock, subject to an ownership limitation of 4.99% of the outstanding stock. The Company has the right to repurchase the Notes at 120% of the face amount. The notes were acquired by the Company effective August 31, 2005 as part of the reverse merger between NuWave Technologies and Corporate Strategies. The notes were amended on November 30, 2005 to defer the maturity date to January 31, 2007. The conversion feature and the Company’s optional early redemption right have been bundled together as a single compound embedded derivative liability, and fair valued using a layered discounted probability-weighted cash flow approach. The modification was determined to be substantial and the Company accounted for the modification as an extinguishment of debt under ITF 96-19, and recorded the replacement note. The single compound embedded derivative liability was valued using the same methodology. This debenture obligation was released on February 3, 2006 pursuant to that certain Stock Purchase Agreement, by and between the Company and Cornell Capital.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 11 -CONVERTIBLE DEBENTURES - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

DERIVATIVE VALUATIONS

The fair value model utilized to value the various embedded derivatives in the convertible notes, comprises multiple probability-weighted scenarios under various assumptions reflecting the economics of the Convertible Notes, such as the risk-free interest rate, expected Company stock price and volatility, likelihood of conversion and or redemption, and likelihood default status and timely registration. At inception, the fair value of this single compound embedded derivative was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the Convertible Notes (as unamortized discount which will be amortized over the term of the note under the effective interest method).

The following is a summary of the Convertible Notes and the adjustments made based on the embedded derivatives:

Summary of Derivative Values

	Derivative Liabilities-Value as of:
Convertible Note	At Inception		12/31/2004		8/31/2005 merger	11/30/2005 modification	12/31/2005

Holland et. al. Debentures issued 12/8/03 (A)	$	N/A	$	N/A	$110,919	$112,350	$111,267
Holland et. al. Debentures issued 12/22/03 (A)		N/A		N/A	210,460	210,751	206,050
Saporito Debenture issued 1/29/04 (A)		N/A		N/A	82,330	83,222	83,322

Cornell Debentures issued 5/6/04 (B)		120,329		28,946	N/A	N/A	70,327
Cornell Debentures issued 6/24/04 (B)		56,117		34,619	N/A	N/A	76,821
Cornell Debentures issued 9/28/04 (B)		55,921		36,942	N/A	N/A	75,570

Viola Debenture issued 10/12/04 (A)		N/A		N/A	14,881	N/A	73,920

Cornell Debentures issued 4/6/05 (B)		134,717		N/A	N/A	N/A	116,753
Cornell Debentures issued 5/5/05 (A)		N/A		N/A	4,810	44,698	11,221
Cornell Debenture issued 7/20/05 A)		N/A		N/A	2,122	41,384	11,370

Total							$836,628

(A) NuWave
(B) Corporate Strategies

DEBT DISCOUNTS

For the period from inception of the Convertible Notes through each balance sheet date, the amortization of unamortized discount on the Convertible Notes has been classified as interest expense in the accompanying statement of operation. The following table summarizes the debt discount as of December 31, 2004 and 2005 from the amortization of the embedded derivatives for each convertible note:

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 11 -CONVERTIBLE DEBENTURES - DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

SUMMARY OF DEBT DISCOUNT

	Debt Discount
Convertible Note	12/31/2004		12/31/2005

Holland et. al. Debentures issued 12/8/03(A)	$	N/A	$108,776
Holland et. al. Debentures issued 12/22/03(A)		N/A	204,279
Saporito Debenture issued 1/29/04(A)		N/A	80,575
Cornell Debentures issued 5/6/04 (B)		97,558	59,205
Cornell Debentures issued 6/24/04(B)		46,851	28,507
Cornell Debentures issued 9/28/04(B)		51,444	33,501
Viola Debenture issued 10/12/04 (A)		N/A	9,781
Cornell Debentures issued 4/6/05(B)		N/A	106,577
Cornell Debentures issued 5/5/05(A)		N/A	41,699
Cornell Debenture issued 7/20/05(A)		N/A	38,749

Total:			$711,649

(A) NuWave
(B) Corporate Strategies

Annual maturities of notes payable and convertible debentures at December 31, 2005 are as follows:

Year Ending December 31,	Amount

2006	$454,953
2007	2,463,995
2008	4,174,543
2009	308,274
2010	254,046

7,655,811

Less: unamortized debt discount	(711,649)

Total notes payable and convertible debentures	$6,944,162

NOTE 12 - DEBT EXTINGUISHMENT

The Company accounts for modifications to debt instruments based on the accounting guidance found in EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. Several of the convertible notes were modified in November, 2005 to extend the maturity to January 31, 2007. Upon modification, each of the convertible notes were tested for extinguishment under the guidance of EITF 96-19. The modification was determined to be substantial for the following notes and the Company accounted for the modification as an extinguishment of debt and recorded the following gains/(losses):

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 12 - DEBT EXTINGUISHMENT (CONTINUED)

Summary of Debt Extinguishment

Convertible Note	Gain on Extinguishment

Holland et. al. Debentures issued 12/8/03	$113,268
Holland et. al. Debentures issued 12/22/03	194,414
Saporito Debenture issued 1/29/04	68,571
Cornell Debentures issued 5/5/05	7,071
Cornell Debenture issued 7/20/05	8,692

Total	$392,017

NOTE 13 - DESCRIPTION OF CAPITAL STOCK

The current authorized capital stock of the Company consists of Nine hundred Million (900,000,000) shares of Common Stock, par value $0.001 per share, One Hundred Thousand (100,000) shares of convertible Series B Preferred, par value $0.01 per share and One Thousand (1,000) non-voting shares of Series C Preferred, par value $0.01 per share. As of December 31, 2005, 22,710,816 shares of Common Stock, One Hundred Thousand (100,000) shares of Series B Preferred and 536.199 shares of Series C preferred stock were issued and outstanding. The following description is a summary of the capital stock and contains the material terms of voting capital stock.

Each share of Common Stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, Shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights.

The Company is authorized to issue two million (2,000,000) shares of preferred stock. As a class, the holders of the Company’s Series B Preferred shall, collectively, be entitled to cast a number of votes equal to ninety-five percent (95%) of the total issued and outstanding voting stock of the company on all matters submitted to the shareholders for approval, which votes shall be distributed among the holders of Series B Preferred on a pro rata basis based upon the number of shares of Series B Preferred held by such respective holders. The holders of shares of the Series B Preferred shall be entitled to vote on all matters on which the common stock shall be entitled to vote. The series c preferred shares have no voting rights, except as required under Delaware general corporation law.

NOTE 14 - WARRANTS

At December 31, 2005 warrants were outstanding to purchase 200,000 shares of the Company’s common stock for $1.00 per common share. The warrants expire in September 2008.

NOTE 15 - STOCK OPTIONS

On December 13, 2005, the Emerge Capital Corp. 2005 Stock Incentive Plan (the Plan) was adopted and approved by shareholders. On a calendar year basis, an amount of shares of Common Stock equivalent to the greater of 10 million common shares or fifteen percent (15%) of the fully diluted shares outstanding on January 2 of any such calendar year may be allocated, at the discretion of the Administrator, to be granted as awards under the Plan, less awards outstanding at the end of the prior calendar year. There are no outstanding options at December 31, 2005.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 16 - COMMITMENTS AND CONTINGENCIES

EMPLOYMENT CONTRACTS

On September 1, 2004, the Company entered into a five year employment agreement, effective June 1, 2004, with Tim Connolly, Chief Executive Officer and Vice Chairman of the Board. The agreement has a renewal provision and provides for an annual salary and bonus upon attaining certain performance criteria set by the board of directors. The agreement also provides certain anti-dilution provisions in return for an extension of lock-up of the Chief Executive Officer’s shares until December 31, 2007 and for certain other fringe benefits.

On September 1, 2004, Corporate Strategies entered into a three year employment agreement with Fred Zeidman, Chairman of the Board. The agreement has a renewal provision and provides for an annual salary and bonus upon attaining certain performance criteria set by the board of directors and certain fringe benefits; in addition, Mr. Zeidman receives 50% of all consulting fees from companies directly provided by or supervised by him.

LEASES

The Company leases its office space under operating leases. Rental expense under operating leases for continuing operations aggregated $71,819 and $25,252 for the years ended December 31, 2005 and 2004, respectively. Effective February 10, 2005, the Company entered into a new five year lease in and moved the Company’s headquarters there, with AIM remaining in the other leased area. AIM was sold in December 2005 and assumed the lease on the area they occupy.

Future minimum payments under non-cancelable operating leases for continuing operations with initial or remaining terms of one year or more consist of the following at December 31, 2005:

Operating Leases

2006	$84,652
2007	73,591
2008	74,032
2009	74,032
2010	8,058

Total minimum lease payments	$314,365

NOTE 17 - STANDBY EQUITY DISTRIBUTION AGREEMENT

Emerge entered into a Standby Equity Distribution Agreement “SEDA” with Cornell under which the Company may, at its discretion, periodically sell to Cornell registered shares of the Company’s common stock for a total purchase price of up to $30 million. For each share of common stock purchased under the SEDA, Cornell will pay Emerge 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which its common stock is traded for the 5 days immediately following the notice date. Further, Cornell will retain a fee of 10% of each advance under the SEDA. Pursuant to the terms of the SEDA, the Company is restricted from raising capital from the sale of securities at a price less than the market price of the Company’s common stock on the date of issuance or granting additional security interests in the Company’s assets.

The amount of each advance is limited to a maximum draw down of $1,000,000 every 7 trading days up to a maximum of $4,000,000 in any 30-day period. The amount available under the SEDA is not dependent on the price or volume of the Company’s common stock. The Company’s ability to request advances is conditioned upon the Company having enough shares of common stock registered pursuant to the SEC rules and regulations. In addition, the Company may not request advances if the shares to be issued in connection with such advances would result in Cornell owning more than 9.9% of the Company’s outstanding common stock.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 18 - RELATED PARTY TRANSACTIONS

Emerge and Business Finance are two separate public entities that are under common control. This common control has the potential for altering operating results or financial position in a manner significantly different from those that would have been obtained if the entities were autonomous. Common management has developed certain controls to minimize potential conflicts by segregating types of transactions between the two entities, and limiting transactions between the two entities to those contractually permitted.

BROKERAGE FEES

The Company has an arrangement whereby it introduces prospective financing clients to CSI Business Finance (Finance), a related party; if a transaction is consummated, the Company earns a fee which is paid by the customer. For the four months since the spin-off of Finance, such fees have totaled $175,000.

ALLOCATION OF OPERATING EXPENSES

The Company performs certain administrative and management functions for Finance. Based on an estimation of efforts expended, Finance was allocated approximately $38,000 since the spin-off in August 2005.

NOTE 19 - INCOME TAXES

The following table sets forth a reconciliation of the statutory federal income tax for the year ended December 31, 2005 and 2004:

Loss before taxes	$(4,271,813)	$(438,644)

Income tax benefit computed at statutory rates	$(1,452,416)	$(149,139)
Permanent differences, nondeductible expenses	47,608	29,407
Increase in valuation allowance	173,247	113,900
Net increase in fair value of derivative liability net of amortization of discount and debt modification gain	(17,420)	(32,417)
Gain on sale of subsidiary	118,048	--
Merger expense	1,062,767	--
Net operating loss allocable to a subsidiary that was sold	96,668	--
Increase in deferred liability	--	13,807
Other	22,068	(18,715)

Tax (Liability) Benefit	$50,570	$(43,157)

The Company will file a consolidated tax return with its subsidiaries.

DEFERRED INCOME TAXES

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax asset and liability as of December 31, 2005 is set out below:

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 19 - INCOME TAXES (CONTINUED)

DEFERRED TAX ASSET

Conversion to cash basis for tax reporting purposes	$16,121
Net operating loss	100,108
Valuation allowance	(287,147)
Unrealized loss on security transactions	153,222
Accrued interest	10,656
Reserve for bad debts	26,787

Deferred tax asset	19,747

DEFERRED TAX LIABILITY
Fixed asset tax basis difference	19,747
Net deferred tax asset (liability)	$--

The Company has a net operating loss carry forward estimated at $294,000 which expires in 2026. The loss may be limited under Internal Revenue Code section 382.

NOTE 20 - SEGMENT REPORTING

The Company had four segments: business services (which consists of turnaround execution services, management restructuring services, and business development services) and real estate development which were continuing at December 31, 2005, and mortgage brokerage, previously through its 85% owned subsidiary, Aim American Mortgage, Inc., (Aim was sold on December 31, 2005), and equipment leasing and business finance, through its wholly owned subsidiary, CSI Business Finance, Inc. (which was distributed to the shareholders of CSI effective August 31, 2005.) The mortgage brokerage and equipment leasing and business finance segments are treated as discontinued operations in the financial statements.

The Company primarily provides business restructuring, turnaround execution and business development advisory services for emerging and re-emerging public companies.

The Company evaluates segment performance and allocates resources based on several factors, of which revenue and income before federal income tax are the primary financial measures. The accounting policies of the reportable segments are the same as those described in the footnote entitled “Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 20 - SEGMENT REPORTING (CONTINUED)

The Company’s operations are conducted in the United States.

			Discontinued Operations
	Business	Real	Mortgage	Equipment
	Services	Estate	Brokerage	Leasing(1)

Year ended December 31, 2004 Revenue	$662,109	$--	$1,145,025	$6,653
Interest expense/(income)	54,629	--	(8,654)	--
Income (Loss) before income tax	(207,791)	--	(233,078)	2,875
Segment assets	1,921,509	--	412,855	338,223
Additions to long-term assets	9,681	--	34,391	34,320
Depreciation and amortization	13,976	--	17,400	953

Year ended December 31, 2005 Revenue	$591,608	$--	$932,330	$--
Interest expense/(income)	347,581	43,428	(3,358)	6,371
Loss before income tax, merger expense and discontinued operations	(665,542)	(14,426)	--	--
Loss from discontinued operations			(268,053)	(38,791)
Segment assets	1,913,194	3,032,531	--	--
Additions to long-term assets	78,097	--	--	--
Depreciation and amortization	20,232	--	--	--

(1)	Amounts presented for December 31, 2004 are for the period from October 22, 2004 (inception) to December 31, 2004

NOTE 21 - CONSULTING SERVICES CONTRACTS

The Company enters into contracts to provide strategic consulting services, including general business development, mergers, acquisitions, management advisory, and restructuring services. There were four such contracts at December 31, 2005. The contracts generally provide for a base payment of $6,000 - 12,000 per month, which may be payable in stock, with additional fees for consulting services beyond a preset amount. Some contracts include warrants or success fees.

NOTE 22 - SAGAMORE TRANSACTIONS

As part of a restructuring consulting arrangement the Company received 70% of the then outstanding stock of Sagamore, Holdings, Inc. (“Sagamore”) for a nominal price ($100), in order to exercise temporary control. Major creditors have indicated their intent to convert indebtedness into stock, and the plan is for Sagamore to issue additional shares to satisfy other indebtedness. Sagamore has a history of operating losses, and future profitability depends on the success of restructuring. Based on temporary control, the minimal investment with no commitments for additional capital from the Company, and the history of significant losses, the Company has determined it is appropriate to treat Sagamore as an investment, recorded under the equity method. Accordingly, Sagamore is not consolidated in the accompanying financial statements.

NOTE 23 - SUBSEQUENT EVENTS - UNAUDITED

In February 2006, the Company sold its 100% owned subsidiary Lehigh to Cornell for total proceeds of approximately $5,556,000 including cash of $93,000, repayment of $ 4,881,000 promissory notes and $400,000 convertible debenture to Cornell, and payment of $182,000 of payables. The transaction resulted in a gain of approximately $1,155,000 in February 2006.

EMERGE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 And 2004

NOTE 23 - SUBSEQUENT EVENTS - UNAUDITED (CONTINUED)

On February 21, 2006, the Company agreed to repurchase 272.278 shares of the Company’s Series C Preferred stock for a promissory note of $240,000. The note bears interest at 8% and is payable in monthly installments of approximately $4,800 until paid in full.

NOTE 24 - PRO FORMA STATEMENT OF OPERATIONS

The unaudited condensed consolidated statement of operations for the year ended December 31, 2005 and 2004 is presented as if the merger exchange had taken place at December 31, 2004 and 2003. The unaudited condensed consolidated statement of operations is provided for informational purposes only and does not purport to represent what the consolidated results of operations would have been had the merger, in fact, occurred on those dates and is presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

December 31, 2005	Emerge Capital Corp. For the year Ended December 31, 2005(c)	January - August 2005 NuWave Transactions	Adjustment		Proforma

Revenue	$591,608	$--	$--		$591,608
General and administrative expense	1,346,723	673,045	(497,568	)(a)	1,522,200
Other (income) expense	3,359,616	22,512	(21,619	)(a)	3,354,475
			(6,034	)(b)
Tax benefit	(50,570)	--	--		(50,570)

Net loss from continuing operations	$(4,064,161)	$(695,557)	$(525,221)		$4,234,497

(a) To eliminate expenses that do not relate to on-going operations.
(b) To record the amortization of debt discount and net change in fair value of derivative liabilities.
(c) Includes the operations of NuWave for the four(4) months since the merger.

December 31, 2004	Emerge Capital Corp. For the year Ended December 31, 2004	Nuwave Technologies, Inc. For the year ended December 31, 2004	Adjustment		Proforma

Revenue	$1,947,972	$--	$--		$1,947,972
General and administrative expense	2,488,081	740,669	(475,789	)(a)	5,653,961
Other (income) expense	318,231	22,512	2,901,000	(b)	595,961
		(355,280)	632,811	(a)
Tax Provision (benefit)	43,807	(49,590)	49,590	(a)	43,807

Net loss from continuing operations	$(902,147)	$(335,799)	$(3,107,612)		$(4,345,558)

(a) To eliminate expenses that do not relate to on-going operations.
(b) Recording merger expense.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All actual expenses have been paid by the Company.

SEC Registration Fee	$60
Printing and Engraving Expenses	2,500
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	50,000
Miscellaneous	17,440
TOTAL	$75,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On May 5, 2005, the Company issued a $250,000 debenture to Cornell Capital and on July 20, 2005, the Company issued a $150,000 debenture to Cornell Capital. These debenture obligations were released on February 3, 2006 pursuant to that certain Stock Purchase Agreement, by and between the Company and Cornell Capital.

On February 3, 2006, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Cornell Capital pursuant to which the Company sold to Cornell Capital one hundred (100) shares of common stock, par value $0.001 per share, of Lehigh Acquisition Corp., a Nevada corporation (“Lehigh”), which constitutes one hundred percent (100%) of the issued and outstanding capital stock of Lehigh, for total proceeds of approximately $5,948,000 including cash of $93,000, repayment of $4,881,000 promissory notes and $400,000 convertible debenture to Cornell, and payment of $574,000 of payables. The transaction resulted in a gain of approximately $3,042,000 in February, 2006.

On February 21, 2006, the Company purchased Two Hundred Seventy-Two and 278/1000 (272.278) shares of Series C preferred stock. In lieu of cash, the Company issued a Promissory Note in the amount of Two Hundred Forty Thousand Dollars ($240,000). The Promissory Note will be paid over a period of sixty (60) months at an eight percent (8%) annual interest rate, resulting in monthly payments of Four Thousand Eight Hundred Thirty-Four and 11/100 Dollars ($4,834.11).

On March 31, 2006, the Company redeemed ten (10) shares of Series C preferred Stock. The Company paid Fifteen Thousand Dollars ($15,000) as consideration for such redemption.

ITEM 27. EXHIBITS

(a) The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION	LOCATION

3.1	Articles of Incorporation of NuWave Technologies, Inc. (Delaware)	Incorporated by reference to Exhibit 3.1(a) to the Company’s Registration Statement on Form SB-2 as filed with the SEC on April 2, 1996

3.2	Certificate of Amendment to Articles of Incorporation of NuWave Technologies, Inc. (Delaware)	Incorporated by reference to Exhibit 3.1(b) to the Company’s Registration Statement on Form SB-2 as filed with the SEC on April 2, 1996

3.3	Certificate of Authority (New Jersey)	Incorporated by reference to Exhibit 3.1(c) to the Company’s Registration Statement on Form SB-2 as filed with the SEC on April 2, 1996

3.4	Amended Certificate of Authority (New Jersey)	Incorporated by reference to Exhibit 3.1(d) to the Company’s Registration Statement on Form SB-2 as filed with the SEC on April 2, 1996

3.5	Certificate of Amendment to Articles of Incorporation of NuWave Technologies, Inc. (Delaware)	Incorporated by reference to Exhibit 3.1(e) to the Company’s Registration Statement on Form SB-2 as filed with the SEC on April 2, 1996

3.6	Certificate of Amendment to Articles of Incorporation of NuWave Technologies, Inc.	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 17, 2006

3.7	Bylaws of NuWave Technologies, Inc.	Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on April 2, 1996

3.8	Certificate of Incorporation of Corporate Strategies, Inc. (Delaware)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 17, 2006

3.9	Bylaws of Corporate Strategies, Inc.	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 17, 2006

4.1	Form of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 3, 1996

4.5	Emerge Capital Corp. 2005 Stock Option Plan	Incorporated by reference to Appendix A to the Company’s Schedule 14-C Information Statement as filed with the SEC on December 13, 2005

5.1	Opinion re: Legality	Provided herewith

EXHIBIT NO.	DESCRIPTION	LOCATION

10.1	Form of Stock Purchase Agreement, dated as of June 2002, between NuWave Technologies, Inc. and certain investors	Incorporated by reference to Exhibit 10.45 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 11, 2002

10.2	Form of Selling Shareholders Agreement, dated as of July 2002, among NuWave Technologies, Inc. and the Purchasers	Incorporated by reference to Exhibit 10.46 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 11, 2002

10.3	Revolving Line of Credit Secured Demand Promissory Note, dated December 10, 2002, to Gerald Zarin by NuWave Technologies, Inc.	Incorporated by reference to Exhibit 10.47 to the Company’s Registration Statement on SB-2 as filed with the SEC on December 27, 2002

10.4	Agreement with Cornell Capital Partners, LP, dated September 10, 2003	Incorporated by reference to Exhibit 10.1 to Form 8-K as filed with the SEC on September 10, 2003

10.5	Termination Agreement related to the Convertible Debenture, dated as of December 22, 2003, issued to Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 26, 2005

10.6	Promissory Note, dated January 26, 2005, by and between Cornell Capital Partners, LP and Emerge Capital	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 26, 2005

10.7	Secured Note Payable Agreement, dated December 22, 2003, by and between Stone Street Asset Management, LLC and NuWave Technologies, Inc.	Incorporated by reference to the Company’s Annual Report on as filed with the SEC on April 15, 2004

10.8	Form of convertible debenture, dated as of December 2003, between Emerge Capital and certain investors	Incorporated by reference to the Company’s Annual Report on as filed with the SEC on April 15, 2004

10.9	Independent Sales Agent Agreement by and between NextGen Associates, Inc. and NuWave Technologies, Inc., dated October 31, 2003	Incorporated by reference to the Company’s Annual Report on as filed with the SEC on April 15, 2004

10.10	Termination Agreement related to the Standby Equity Distribution Agreement, dated as of May 2004, by and between NuWave Technologies, Inc. and Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on as filed with the SEC on January 27, 2005

10.11	Standby Equity Distribution Agreement, dated January 26, 2005, by and between NuWave Technologies, Inc. and Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on as filed with the SEC on January 27, 2005

10.12	Placement Agent Agreement, dated January 26, 2005, by and between NuWave Technologies, Inc., Newbridge and Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on as filed with the SEC on January 27, 2005

EXHIBIT NO.	DESCRIPTION	LOCATION

10.13	Registration Rights Agreement, dated January 26, 2005 by and between NuWave Technologies, Inc. and Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on as filed with the SEC on January 27, 2005

10.14	Employment Agreement, dated June 1, 2004, by and between NuWave Technologies, Inc. and George Kanakis	Incorporated by reference to Form SB-2 as filed with the SEC on February 4, 2005

10.15	Agreement of Sale by and between 24 West 96th Street Realty Corp. and Lehigh Acquisition Corp, dated July 1, 2004	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 22, 2004

10.16	Convertible Debenture Agreement by and between 24 West 96th Street Realty Corp. and NuWave Technologies, Inc., dated August 20, 2004	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 22, 2004

10.17	Amended and restated Agreement of Sale by and between 24 West 96th Street Realty Corp. and Lehigh Acquisition Corp, dated November 10, 2004	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 22, 2004

10.18	Assignment and Amendment Agreement related to the Secured Note Payable Agreement, dated December 22, 2003, by and between Stone Street Asset Management, LLC and NuWave Technologies, Inc.	Incorporated by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K as filed with the SEC on January 27, 2005

10.19	Stock Purchase Agreement, by and among Corporate Strategies, Inc., Mr. Robert P. Farrell and Mr. Joseph W. Donohue, Jr.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on January 30, 2006

10.20	Stock Purchase Agreement, dated February 3, 2006, by and between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 15, 2006

10.21	Assumption Agreement, dated February 7, 2006 by and between Lehigh and Cornell Capital	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on February 15, 2006

10.22	Securities Purchase Agreement, dated as of February 11, 2006, which is effective as of December 31, 2005, by and between Elite Fight Solutions, Inc. and Corporate Strategies, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 28, 2006

10.23	Registration Rights Agreement, dated as of February 11, 2006, which is effective as of December 31, 2005 by and between Elite Flight Solutions, Inc. and Corporate Strategies, Inc.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on February 28, 2006

10.24	Secured Convertible Debenture, dated as of February 11, 2006, which is effective as of December 31, 2005, issued to Corporate Strategies, Inc.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on February 28, 2006

EXHIBIT NO.	DESCRIPTION	LOCATION

10.25	Security Agreement, dated as of February 11, 2006, which is effective as of December 31, 2005, between Elite Flight Solutions, Inc. and Corporate Strategies, Inc.	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on February 28, 2006

10.26	Joinder Agreement, dated as of February 11, 2006, which is effective as of December 31, 2005 by Elite Flight Solutions, Inc.	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K as filed with the SEC on February 28, 2006

14.1	Code of Ethics	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 15, 2004

23.1	Consent of Legal Counsel	Provided herewith (contained in exhibit 5.1 provided herewith)

23.2	Consent of Thomas Leger & Co., L.L.P.	Provided herewith

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, as of June 26, 2006.

EMERGE CAPITAL CORP

By:	/s/ Timothy J. Connolly
Name:	Timothy J. Connolly
Title:	Chief Executive Officer
(Principal Executive Officer) and Director

By:	/s/ William Chris Mathers
Name:	William Chris Mathers
Title:	Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Fred Zeidman	Director and Chairman of the Board	June 26, 2006
Fred Zeidman

/s/ Timothy J. Connolly	Chief Executive Officer	June 26, 2006
Timothy J. Connolly	(Principal Executive Officer), Director and
Vice-Chairman of the Board